                                                                    EXHIBIT ____

                            ASSET PURCHASE AGREEMENT


                                      AMONG


                              DELTA APPAREL, INC.,


                           JUNKFOOD CLOTHING COMPANY,


                          LIQUID BLAINO DESIGNS, INC.,


                       NATALIE GROF, AND BLAINE HALVORSON





                           DATED AS OF AUGUST 22, 2005






                       ----------------------------------

Schedules

Schedule 1.2(a)              Excluded Leases and Material Agreements
Schedule 1.6(a)              Prototype Working Capital Methodologies
Schedule 2.1.1(a)            Foreign Qualification
Schedule 2.1.2(a)            Conflicts - Company
Schedule 2.1.2(c)            Consents
Schedule 2.1.3(a)            Financial Statements
Schedule 2.1.3(b)            Liabilities
Schedule 2.1.5               Accounts Receivable
Schedule 2.1.7               Tangible Personal Property
Schedule 2.1.8               Real Property Leases
Schedule 2.1.9               Intellectual Property
Schedule 2.1.10              Insurance
Schedule 2.1.11              Material Agreements
Schedule 2.1.12              Litigation
Schedule 2.1.14(a)           Compliance with Laws
Schedule 2.1.14(b)           Permits
Schedule 2.1.15              Tax Matters
Schedule 2.1.16              ERISA
Schedule 2.1.19              Certain Changes
Schedule 2.1.2(a)            Foreign Qualification
Schedule 2.2.2(a)            Conflicts - Purchaser and Delta
Schedule 2.2.2(b)            Consents - Purchaser and Delta

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "Agreement") is entered into as of August 22, 2005 by and among Delta Apparel, Inc., a Georgia corporation ("Delta"), Junkfood Clothing Company, a Georgia corporation ("Purchaser"), Liquid Blaino Designs, Inc. d/b/a Junkfood Clothing, a California corporation (the "Company"), Natalie Grof, an individual resident of the state of California, and Blaine Halvorson, an individual resident of the state of California. Natalie Grof and Blaine Halvorson are sometimes referred to herein as the "Owners." The Company and the Owners are sometimes referred to herein as the "Sellers."

                                   WITNESSETH

         WHEREAS, the Company is in the business of designing, manufacturing, marketing, and selling licensed and branded apparel (the "Business"); and

         WHEREAS, Purchaser desires to acquire, and the Company desires to sell, assign, and transfer to Purchaser, substantially all of the assets and properties of the Business, all upon the terms and subject to the conditions set forth herein (the "Acquisition");

         NOW, THEREFORE, in consideration of the mutual promises made herein and of the mutual benefits to be derived herefrom, the parties hereto agree as follows (certain capitalized terms used in this Agreement are defined in Section
5.15 hereof):

                                   ARTICLE 1.
                           SALE AND PURCHASE OF ASSETS

         1.1 Sale and Purchase of Assets. Subject to all of the terms and conditions of this Agreement and in reliance upon the representations and warranties contained herein, on the Closing Date, the Company shall sell, transfer, assign, convey, and deliver to Purchaser, and Purchaser shall purchase, free and clear of all Liens (other than Permitted Liens), all right, title, and interest of the Company in and to all of the assets and properties of every nature, kind, and description, tangible and intangible, whether real, personal, or mixed, whether contingent or otherwise, whether now existing or hereinafter acquired, whether or not reflected on the Company's books, of or relating to the Business, excluding only the Excluded Assets, as the same may exist on the Closing Date (collectively, the "Assets"), including, without limitation, all right, title, and interest of the Company in, to, and under:

         (a) By assignment of the Leases, all of the Company's right, title, and interest pursuant to the Leases to buildings, fixtures, and improvements located on the real property subject to such Leases, and any and all assignable warranties of third parties with respect thereto;

         (b) All tangible assets of the Company, including all fixed assets, equipment, tools, computers, terminals, computer equipment, telephones, telephone systems, furniture, office equipment, and furnishings, including, without limitation, the personal property listed on Schedule 2.1.7;

         (c) All inventories of raw materials, supplies, work-in-process, finished products, goods, spare parts, replacement and component parts, office supplies, packaging material, and similar items;

         (d) All designs, artwork, and similar items;

         (e) All Accounts Receivable and amounts characterized as "due from factor," in each case to the extent included in Closing Date Working Capital;

         (f) All Intellectual Property, including all right, title, and interest in and to the name "Junkfood Clothing", "Sweet and Sour", "Junkfood Gourmet", "Vitamin T", and "Special Sauce", all goodwill associated therewith, and all telephone numbers, telecopy numbers, websites, and e-mail addresses;

         (g) All hardware and software owned, used, or held for use in the conduct of the Business and any and all files and data contained on such software;

         (h) All customer lists, customer data, e-mail directories, and other customer information relating to the Business;

         (i) Except as provided in Sections 1.2(a) and 1.2(e), all contracts, arrangements, licenses, leases, and other agreements relating to the Business, including, without limitation, any right to receive payment pursuant to such contracts, arrangements, licenses, leases, and other agreements;

         (j) To the extent transfer is permitted by Applicable Law, all licenses, permits, and orders issued by any Governmental Authority with respect to the conduct of the Business, including, without limitation, those listed on
Schedule 2.1.14(b);

         (k) All credits, prepaid rentals, and other prepaid expenses, deferred charges, advance payments, security deposits, and prepaid items, in each case to the extent included in Closing Date Working Capital;

         (l) All interests in any insurance claims or rights to indemnity with respect to any of the Assets or any of the Assumed Liabilities;

         (m) All choses in action, claims, and demands of any nature against third parties, whether by way of counterclaim or otherwise, with respect to the ownership, use, function, or value of any of the Assets or the Assumed Liabilities, regardless of when such choses in action, claims, and demands arise;

         (n) All books, records, files, invoices, data bases, computer programs, manuals, and other materials (in any form or medium), including, without limitation, sales and promotional materials, personnel records, accounting records, sales order files, and supplier lists; and

         (o) All goodwill attributable to the operation of the Business.

         1.2 Excluded Assets. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Company will retain and not transfer, and Purchaser will not purchase or acquire, the following (collectively, the "Excluded Assets"):

         (a) Any and all Leases and Material Agreements set forth on Schedule 1.2(a);

         (b) The Plans, the assets related thereto, and any records related thereto;

         (c) All cash and cash equivalents of the Business;

         (d) The minute books and corporate records of the Company;

         (e) All vehicles owned by the Company and all rights in, to and under vehicle leases to which the Company is a party;

         (f) All choses in action, claims, and demands of any nature against third parties, whether by way of counterclaim or otherwise, with respect to the ownership, use, function, or value of any of the Excluded Assets or relating to any of the Excluded Liabilities, regardless of when such choses in action, claims, and demands arise;

         (g) All contracts of insurance and all interests in any insurance, insurance claims, refunds, escrows, reserves, or rights to indemnity with respect to any of the Excluded Assets or any of the Excluded Liabilities.

         (h) All of the Company's claims for and rights to receive refunds for Taxes; and

         (i) All rights of the Company under this Agreement.

         1.3 Closing. The purchase and sale of the Assets and the assumption of the Assumed Liabilities contemplated hereby (the "Closing") shall be consummated at the offices of Wyche, Burgess, Freeman & Parham, P.A. in Greenville, South Carolina on August 22, 2005 or at such other place, time, or date as the parties hereto may agree in writing (the "Closing Date"), to be effective as of 12:01.a.m. (California time) on the Closing Date.

         1.4 Purchase Price. The purchase price to be paid to the Company for the sale, transfer, and conveyance of the Assets (the "Purchase Price") shall be the sum of:


         (a) $20,000,000 payable by Delta to the Company in cash, in immediately available funds, at Closing (the "Cash Purchase Price") (Sellers acknowledge that Delta, in its discretion, may cause Purchaser to pay the Cash Purchase Price to the Company);

         (b) $2,500,000 payable to the Company by execution and delivery at Closing of a promissory note of Purchaser in the form attached as EXHIBIT A-1 (the "Note"), guaranteed by Delta, in the form attached hereto as EXHIBIT A-2 (the "Guaranty");

         (c) the Earnout Amounts, if any, payable as described in Section 1.5, which shall be paid by Delta (Sellers acknowledge that Delta, in its discretion, may cause Purchaser to pay the Earnout Amounts to the Company); and

         (d) the Working Capital Adjustment. By way of clarification, if the Working Capital Adjustment is a Deficit Amount, such Working Capital Adjustment shall be subtracted from the foregoing components to calculate the Purchase Price.

         1.5 Earnout Amounts.

         (a) With respect to each of Period 1, Period 2, Period 3, and Period 4, the "Low EBIT," "Base EBIT," and "High EBIT" shall mean the EBIT amounts set forth below.


                      Period                Low EBIT               Base EBIT              High EBIT
               ---------------------- ---------------------- ---------------------- -----------------------
                     Period 1              $5,241,649             $5,824,055              $9,032,877
                     Period 2              $6,113,000             $8,151,000             $13,000,000
                     Period 3              $7,173,000             $9,564,000             $15,000,000
                     Period 4              $8,415,000            $11,220,000             $17,500,000


Subject to the reduction described in Section 1.5(b), if the actual EBIT of the Business for any Period exceeds the Low EBIT for such Period, Delta shall pay (or cause Purchaser to pay) to the Company an amount equal to the sum of the following (the "Preliminary Earnout Amount"): (a) 35% of the amount of the actual EBIT of the Business for such Period up to and including the Base EBIT for such Period; (b) 70% of the amount of the actual EBIT of the Business for such Period that exceeds the Base EBIT for such Period but is not greater than the High EBIT for such Period; and (c) 50% of the amount of the actual EBIT of the Business for such Period that exceeds the High EBIT for such Period. For example, if the actual EBIT of the Business for Period 2 is $15,000,000, the Preliminary Earnout Amount for Period 2 shall be $7,247,150 -- in the other words, the sum of the following: .35x$8,151,000 + .70x($13,000,000-$8,151,000) +
..50x(15,000,000-$13,000,000).

         (b) The Preliminary Earnout Amount, if any, for a Period shall be reduced as follows:

         (i) If the Working Capital Amount for any Period is equal to or less than the Working Capital Limit for such Period, the Preliminary Earnout Amount (if any) for such Period shall not be reduced and the full amount of the Preliminary Earnout Amount (if any) shall be payable by Delta to the Company (and in Delta's discretion, Delta may cause Purchaser to pay the Preliminary Earnout Amount to the Company).

         (ii) If the Working Capital Amount is greater than the Working Capital Limit for such Period, the Preliminary Earnout Amount (if any) for such Period shall be reduced by a percentage equal to 1/2 of the Percentage Excess. The "Percentage Excess" means, with respect to each Period, the percentage by which the Working Capital Amount exceeds the Working Capital Limit. For example, if the Working Capital Amount for Period 2 is $8,000,000 and the Working Capital Limit for Period 2 is $5,000,000, the Percentage Excess for Period 2 is 60% ($3,000,000/$5,000,000 x
         100), and the Preliminary Earnout

         Amount shall be reduced by 30% (1/2x60%). Therefore, if the Preliminary Earnout Amount for Period 2 is $7,247,150 and the Percentage Excess for Period 2 is 60%, the Preliminary Earnout Amount shall be reduced by 30%, and the Earnout Amount payable by Delta to the Company with respect to Period 1 shall be $5,073,005 (and Delta, in its discretion, may cause Purchaser to pay the Earnout Amount to the Company).

The Preliminary Earnout Amounts, after any applicable reductions, shall be referred to herein as the "Earnout Amounts."

         (c) Subject to Section 1.5(d), within forty-five (45) days of the end of each Period (the "Earnout Due Date"), Delta shall (i) send written notice of its calculation of the Earnout Amount, if any, for each of Period 1, Period 2, Period 3, and Period 4, as applicable (the "Earnout Calculation") to the Company; and (ii) pay such Earnout Amount, if any, to the Company; provided, however, that if there is an Earnout Dispute, Delta shall pay (or cause Purchaser to pay) the Earnout Amount within ten (10) days after the earlier of the resolution thereof or the issuance of the Earnout Adjustment Report, with interest thereon as provided in the next succeeding sentence. Delta shall pay (or cause Purchaser to pay) to the Company interest at a rate of nine percent (9%) per annum on any Earnout Amount paid after the applicable Earnout Due Date, with such interest accruing from and after the forty-fifth day to and including the date of payment.

         (d) Delta and Purchaser shall have the right, but not the obligation, to set off against the Earnout Amounts the amount of any claim made by Delta or Purchaser against the Company pursuant to this Agreement in accordance with the following provisions.

         (i) If Delta or Purchaser elects to exercise its set off rights hereunder, Delta or Purchaser, as the case may be, shall give the Company written notice of such election ("Set Off Notice"), which Set Off Notice shall include the amount proposed to be set off and shall set forth, in reasonable detail, the basis of the claim and the circumstances giving rise to the alleged entitlement to such set off.

         (ii) The Company shall have thirty (30) days after receipt of a Set Off Notice to review such Set Off Notice (the "Set Off Review Period"). In the event the Company has any objections or challenges to the exercise of the set off right of Delta or Purchaser, the Company shall submit a written notice of set off dispute ("Notice of Set Off Dispute") to Delta during the Set Off Review Period, specifying in reasonable detail the nature of any asserted objections or challenges; provided, however, that the failure of the Company to provide the Notice of Set Off Dispute within the Set Off Review Period shall not prejudice the right of the Company later to challenge the set off in arbitration pursuant to Section 5.13 below. In the event of any such dispute, Delta and the Company shall negotiate in good faith to resolve such dispute for thirty (30) days after receipt by Delta of the Notice of Set Off Dispute. If Delta and the Company are unable to resolve such dispute within such thirty (30)-day period, then Delta or Purchaser, as the case may be, may set off the amount set forth in the Set Off Notice against Earnout Amounts otherwise due (as and when such amounts become due), subject to the right of the Company to challenge the set off (and the underlying claim which gave rise to the set off) in arbitration pursuant to Section 5.13 below.

         (iii) In the event that there is a final determination in arbitration proceedings pursuant to Section 5.13 that Delta or Purchaser, as the case may be, was not entitled to recovery from the Company on the claim as to which the set off was taken, Delta shall promptly pay to the Company all such Earnout Amounts that are so determined to have been incorrectly set off, plus interest, calculated from the date on which payment for such Earnout Amount was due until the date payment for such Earnout Amount is made, at a per annum rate equal to eleven percent (11%).

         (e) Disputes with respect to the determination of any Earnout Amount shall be resolved as follows:

         (i) The Company shall have thirty (30) days after receipt of an Earnout Calculation (the "Earnout Dispute Period") to assert that any of the elements of or amounts reflected on the Earnout Calculation are not correct or that the Earnout Amount was arrived at other than in accordance with the provisions of this Section 1.5 (an "Earnout Dispute"). If the Company desires to assert an Earnout Dispute, then the Company shall give Delta written notice of such dispute (an "Earnout Dispute Notice") within the Earnout Dispute Period, setting forth in reasonable detail the items with which the Company disagrees, together with supporting calculations.

         (ii) Within fifteen (15) days after delivery of an Earnout Dispute Notice, if Delta and the Company shall be unable despite their reasonable efforts to resolve the dispute set forth in the Earnout Dispute Notice, Delta and the Company shall jointly (and as promptly as possible) retain a nationally recognized firm of independent public accountants mutually acceptable to them, the cost of which shall be borne equally by Delta and the Company (and which costs shall not be deducted in any calculation of EBIT). Such independent firm shall review the Earnout Calculation (and, if necessary or appropriate in its judgment, any related work papers of Purchaser) and the Earnout Dispute Notice, and shall, as promptly as practicable and in no event later than thirty (30) days following the date of its engagement, deliver to Delta and the Company a report (the "Earnout Adjustment Report") setting forth, in reasonable detail, its determination with respect to all of the disputed items or amounts specified in the Earnout Dispute Notice, and the revisions, if any, to be made to the calculation of the Earnout Amount to reflect such determination, together with supporting calculations. The Earnout Adjustment Report shall be final and binding upon Purchaser, Delta, and Sellers.

         (iii) If the Company does not deliver an Earnout Dispute Notice to Delta within the Earnout Dispute Period, the applicable Earnout Calculation delivered by Delta shall be deemed to have been accepted by the Company in the form in which it was delivered by Delta and shall be final and binding upon Purchaser, Delta, and Sellers.

         (f) Accelerated Earnout Amounts.

         (i) Termination of Employment. In the event that the employment of Natalie Grof or Blaine Halvorson is terminated by Purchaser without Cause, or by either of them for Good Reason (a "Terminated Executive"), the Company (or its assignee(s)) shall, at its election, by notice given to Delta within six (6) months of such termination, have the right to require Delta to pay an Accelerated Earnout Amount to the Company (or to such assignee(s)) with respect to each such Terminated Executive; provided, however, that if such termination occurs in Periods 2, 3, or 4, such right shall be exerciseable only if the actual EBIT of the Business during the immediately preceding Period was equal to or exceeded the Low EBIT for such Period. Delta shall pay to the Company (or its assignee(s)) by wire transfer of immediately available funds the Accelerated Earnout Amount within ten (10) days after delivery of written notice of exercise of the Company's election. If no such election for an Accelerated Earnout Amount is made, Earnout Amounts shall be paid as and when otherwise provided in Section 1.5 of this Agreement.

         (ii) Change of Control. Upon a Change of Control, the Company (or its assignee(s)) shall, at its election, by notice given to Delta within six (6) months of such Change of Control, have the right to require Delta to pay an Accelerated Earnout Amount to the Company (or to such assignee(s)); provided, however, that if such Change of Control occurs in Periods 2, 3, or 4, such right shall be exerciseable only if the actual EBIT of the Business during the immediately preceding Period was equal to or exceeded the Low EBIT for such Period. Delta shall pay to the Company (or its assignee(s)) by wire transfer of immediately available funds the Accelerated Earnout Amount within ten (10) days after delivery of written notice of exercise of the Company's election. If no such election for an Accelerated Earnout Amount is made, Earnout Amounts shall be paid as and when otherwise provided in Section 1.5 of the Agreement.

         (iii) Liquidation or Bankruptcy. Upon a liquidation, dissolution or winding up of Delta or Purchaser, or a Bankruptcy of Delta or Purchaser, Delta shall pay an Accelerated Earnout Amount to the Company (or its assignee(s)); provided, however, that in the event of a liquidation, dissolution, winding up or Bankruptcy of Purchaser in Periods 2, 3, or 4 (otherwise than in connection with a Bankruptcy of Delta), such right shall be exerciseable only if the actual EBIT of the Business during the immediately preceding Period was equal to or exceeded the Low EBIT for such Period. Delta shall pay to the Company by wire transfer of immediately available funds the Accelerated Earnout Amount within ten (10) days after the earlier of (A) the approval by the Purchaser's board of directors or shareholders of a liquidation, dissolution or winding up of Purchaser or (B) a Bankruptcy of Delta or Purchaser.

         (iv) Credit Against Earnout. The payment of any Accelerated Earnout Amount shall be credited against any Earnout Amounts otherwise due under Section 1.5 of this Agreement.

         1.6 Closing Date Working Capital Adjustment.

         (a) Set forth as Schedule 1.6(a) are the methodologies and assumptions to be used in calculating Closing Date Working Capital (including reserves) (the "Prototype Working Capital Methodologies"). No later than forty-five (45) days after the Closing Date, the Company shall deliver to Delta a schedule of Closing Date Working Capital of the Business as of the Closing Date (the "Closing Date Balance Sheet"), determined in accordance with GAAP and without giving effect to the Acquisition and otherwise consistently with the Prototype Working Capital Methodologies.

         (b) Disputes with respect to the Closing Date Working Capital shall be resolved as follows:

         (i) Delta shall have sixty (60) days after receipt of the Closing Date Balance Sheet (the "Review Period") to assert that any of the elements of or amounts reflected on the Closing Date Balance Sheet are not correct or that the Closing Date Working Capital was arrived at other than in accordance with the provisions of Section 1.6 (a "Working Capital Dispute"). If Delta desires to assert a Working Capital Dispute, then Delta shall give the Company written notice of such dispute (a "Working Capital Dispute Notice") within the Review Period, setting forth in reasonable detail the items with which Delta disagrees, together with supporting calculations.

         (ii) Within fifteen (15) days after delivery of the Working Capital Dispute Notice (if any), if Delta and the Company shall be unable despite their reasonable efforts to resolve the dispute set forth in the Review Notice, Delta and the Company shall jointly (and as promptly as possible) retain a nationally recognized firm of independent public accountants mutually acceptable to them, the cost of which shall be borne equally by Delta and the Company (and which costs shall not be deducted in any calculation of EBIT). Such independent firm shall review the Closing Date Working Capital calculation (and, if necessary or appropriate in its judgment, any related work papers of the Company) and the Working Capital Dispute Notice, and shall, as promptly as practicable and in no event later than thirty (30) days following the date of its engagement, deliver to Delta and the Company a report (the "Working Capital Adjustment Report") setting forth, in reasonable detail, its determination with respect to all of the disputed items or amounts specified in the Working Capital Dispute Notice, and the revisions, if any, to be made to the calculation of the Closing Date Working Capital to reflect such determination, together with supporting calculations. The Working Capital Adjustment Report shall be final and binding upon Purchaser, Delta, and Sellers.

         (iii) If Delta does not deliver a Working Capital Dispute Notice to the Company within the Working Capital Dispute Period, the Closing Date Balance Sheet delivered by the Company (and the calculation of the Closing Date Working Capital) shall be deemed to have been accepted by Delta in the form in which it was delivered by the Company and shall be final and binding upon Purchaser, Delta, and Sellers.


         (c) Upon final determination of the Closing Date Working Capital pursuant to Sections 1.6(a) and (b), the Purchase Price shall be adjusted as follows:


         (i) In the event that the Closing Date Working Capital is greater than $3,000,000, then the Purchase Price shall be increased by an amount equal to the difference between the Closing Date Working Capital and $3,000,000 (the "Excess Amount"). The Excess Amount, if any, shall be paid by Delta to the Company by wire transfer of immediately available funds within ten (10) days after the end of the Review Period; provided, however, that if there is a Working Capital Dispute, then Delta shall pay the Excess

         Amount within ten (10) days after the earlier of the resolution thereof or the issuance of the Working Capital Adjustment Report, with interest thereon at a rate of six percent (6%) per annum on the Excess Amount, with such interest accruing from and after the Closing Date to and including the date of payment; or

         (ii) In the event that the Closing Date Working Capital is less than $3,000,000, then the Purchase Price shall be decreased by the difference between $3,000,000 and the Closing Date Working Capital (the "Deficit Amount"). The Deficit Amount, if any, shall be paid by the Company to Delta by wire transfer of immediately available funds within ten (10) days after the end of the Review Period; provided, however, that if there is a Working Capital Dispute, then the Company shall pay the Deficit Amount within ten (10) days after the earlier of the resolution thereof or the issuance of the Working Capital Adjustment Report, with interest thereon at a rate of six percent (6%) per annum on the Deficit Amount, with such interest accruing from and after the Closing Date to and including the date of payment.

         1.7 Assumption of Liabilities.

         (a) On the Closing Date, Purchaser shall assume and agree to discharge from and after the Closing all of the following obligations with respect to the Business in accordance with their respective terms, but only to the extent that such obligations do not constitute Excluded Liabilities (the "Assumed Liabilities"):

         (i) Any and all liabilities, obligations, and commitments arising out of all contracts, arrangements, licenses, leases, and other agreements relating to the Business (other than Excluded Assets), excluding, however, liabilities and obligations relating to any breach by the Company thereof occurring prior to the Closing Date; and

         (ii) The trade account payables and accrued liabilities set forth in the calculation of the Closing Date Working Capital.

         (b) Notwithstanding any provision of this Agreement to the contrary, Purchaser shall not assume any liabilities, obligations, or commitments of the Company other than the Assumed Liabilities, and all such other liabilities, obligations, and commitments shall be retained by the Company (the "Excluded Liabilities"). Without limiting the generality of the foregoing, none of the following shall be Assumed Liabilities for purposes of this Agreement:

         (i) Except as provided in Section 1.7(a)(ii), all trade accounts payable, accrued payroll, accrued employee benefits, including accrued vacation and sick leave and accrued post retirement and post employment benefits, accrued taxes, and all other accrued expenses relating to the Business;

         (ii) Any liabilities or obligations for borrowed money or evidenced by bonds, debentures, notes, drafts, or similar instruments;

         (iii) Any and all liabilities, obligations, or commitments arising out of any and all contracts, arrangements, licenses, leases, and other agreements that are Excluded Assets;

         (iv) Subject to Section 3.1, any and all Taxes (whether pursuant to existing laws and regulations or laws and regulations subsequently enacted by any Governmental Authority) which arise from (A) the operation of the Business on or prior to the Closing Date; (B) the ownership of the Assets on or prior to the Closing Date; or (C) the consummation of the transactions contemplated herein;

         (v) Any liabilities or obligations relating to employees of the Business while employed by the Company, including all liabilities or obligations relating to any claims by employees of the Business, whether pending as of the Closing Date or arising after the Closing Date, due to acts, alleged acts, or omissions of the Company under any federal labor or employment laws or state laws relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination, or other employment practices or otherwise relating to or arising out of the employment relationship with the Company or the termination thereof;

         (vi) All liabilities or obligations under any employment, severance, retention, or termination agreement between the Company and any of its employees;

         (vii) Any liabilities or obligations relating to any of the Plans or relating to payroll, vacation, sick leave, workers' compensation, unemployment benefits, pension benefits, or any other employee benefits of any kind for employees of the Company;

         (viii) Except to the extent reserved for in the calculation of Closing Date Working Capital, any liabilities or obligations with respect to any actions, suits, proceedings, or possible claims, whether such actions, suits, proceedings, or possible claims are currently pending, threatened, contingent, subsequently arise, or otherwise, in any way relating to the conduct of the Business on or prior to the Closing Date, including, without limitation, any actions, suits, proceedings, or possible claims relating to the use by the Company of the trademark "Jem and the Holograms" prior to the Closing Date;

         (ix) Except to the extent reserved for in the calculation of Closing Date Working Capital, any and all liabilities or obligations arising from or in connection with warranty claims or product liability claims relating to products manufactured or sold by the Company prior to the Closing Date;

         (x) Any liabilities of the Company for Environmental Damages arising on or prior to the Closing Date, whether or not disclosed in the schedules to this Agreement or otherwise known to Sellers, Purchaser, or Delta;

         (xi) All costs, expenses, liabilities, or obligations incurred by the Company incident to the negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein;

         (xii) All liabilities and obligations of the Company relating to use by the Company of Intellectual Property prior to the Closing Date, which Intellectual Property is not owned or licensed by the Company, relating to any sales by the Company of licensed products prior to the Closing Date in breach of the terms of the applicable license agreement, or relating to any sales by the Company prior to the Closing Date in territories for which the Company is not licensed; and

         (xiii) Any liabilities or obligations relating to the Excluded Assets.

         1.8 Concurrent Deliveries by Sellers. Concurrently herewith, Sellers shall have delivered or cause to be delivered to Purchaser: (i) a Bill of Sale, Assignment and Assumption Agreement, covering all of the Assets and the Assumed Liabilities, in a form reasonably acceptable to the parties hereto; (ii) an Assignment and Assumption of Lease Agreements with respect to each of the Leased Properties, in a form reasonably acceptable to the parties hereto; (iii) Employment Agreements between Purchaser and each of the Owners, in forms reasonably acceptable to the parties hereto; (iv) a Trademark and Service Mark Assignment with respect to each of the Trademarks, in a form reasonably acceptable to the parties hereto; (v) an opinion of Morrison & Foerster LLP, counsel to Sellers, in a form reasonably acceptable to Delta and Purchaser; (vi) certified copies of the resolutions adopted by the Company's board of directors and shareholders approving the Acquisition; and (vii) such other documents, all in form and substance reasonably satisfactory to Purchaser and Delta, as Purchaser and Delta may have reasonably requested for the purpose of (x) evidencing the accuracy of any of the representations and warranties of any Seller, (y) evidencing the performance by any Seller of, or the compliance by any Seller with, any covenant or obligation required to be performed or complied with by such Seller, or (z) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

         1.9 Concurrent Deliveries by Purchaser and Delta. Concurrently herewith, Purchaser and Delta shall have delivered or cause to be delivered to the applicable Seller the Cash Purchase Price and (i) the Note; (ii) the Guaranty; (iii) a Bill of Sale, Assignment and Assumption Agreement, covering all of the Assets and the Assumed Liabilities, in a form reasonably acceptable to the parties hereto; (iv) an Assignment and Assumption of Lease Agreements with respect to each of the Leased Properties, in a form reasonably acceptable to the parties hereto; (v) Employment Agreements between Purchaser and each of the Owners, in forms reasonably acceptable to the parties hereto; (vi) a Trademark and Service Mark Assignment with respect to each of the Trademarks, in a form reasonably acceptable to the parties hereto; (vii) an opinion of Wyche Burgess Freeman & Parham, P.A., counsel to Delta and Purchaser, in a form reasonably acceptable to the Sellers; (viii) certified copies of the resolutions adopted by their respective boards of directors of Delta and Purchaser and the sole shareholder of Purchaser approving the Acquisition; and (ix) such other documents, all in form and substance reasonably satisfactory to Sellers, as Sellers may have reasonably requested for the purpose of (x) evidencing the accuracy of any of the representations and warranties of Purchaser or Delta, (y) evidencing the performance by Purchaser or Delta of, or the compliance by Purchaser or Delta with, any covenant or obligation required to be performed or complied with by Purchaser or Delta, or (z) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

         1.10 Further Assurances. From and after the Closing Date, Sellers shall deliver to Purchaser and Delta such other bills of sale, deeds, endorsements, assignments, consents and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Purchaser and Delta, as Purchaser or Delta may reasonably request or as may be otherwise reasonably necessary to vest in Purchaser all right, title, and interest of the Company in, to, or under all of the Assets. If at any time following the Closing, any party receives any payment, correspondence, or other property that is intended for or belongs to another party or to which another party is legally entitled, then the party receiving such payment, correspondence, or other property shall promptly pay over such payment or deliver such correspondence or other property to the other party. From and after the Closing Date, Sellers shall take all steps as may be reasonably necessary to put Purchaser in actual possession and control of all the Assets. From time to time following the Closing, the parties shall execute and deliver to each other such other instruments and documents as may be reasonably requested or as may be otherwise reasonably necessary to consummate the transactions contemplated hereunder.

         1.11 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in such manner as Delta may reasonably determine, provided that Delta shall give written notice thereof to the Company within ninety (90) days following the Closing Date and provided that (i) the amount of $50,000 will be allocated to the covenants described in Section 3.3; and (ii) the respective amounts set forth on the Closing Date Balance Sheet as Accounts Receivable, inventory, and amounts "due from factor" will be allocated to Accounts Receivable, inventory, and amounts "due from factor". The parties shall file all applicable tax returns and reports (including IRS Form 8594 issued pursuant to Section 1060 of the Code) in accordance with and based upon such allocation and shall not take any position in any tax return or report, or any tax proceeding or audit, that is inconsistent with such allocation unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.


         1.12 Corporate Governance. Delta, Purchaser and Sellers agree that through the expiration of Period 4, the following shall apply:

         (a) Board of Directors.

         (i) The board of directors of Purchaser shall consist of five (5) persons. Delta shall vote all of Purchaser's capital stock owned by it in favor of the election of (A) three (3) designees of Delta, (B) as long as Natalie Grof is an employee of Purchaser (or an Affiliate of Delta), one (1) designee of Ms. Grof and (C) as long as Blaine Halvorson is an employee of Purchaser (or an Affiliate of Delta), one
         (1) designee of Mr. Halvorson; provided, that during their respective terms of employment with Purchaser (or an Affiliate of Delta), the designees of Ms. Grof and Mr. Halvorson shall be themselves.

         (ii) In the event Natalie Grof or Blaine Halvorson is no longer an employee of Purchaser (or an Affiliate of Delta) but one of them continues to be so employed, (i) the remaining employee may designate an individual to replace the former employee on the board of directors of Purchaser and (ii) after consulting with the remaining employee, the board of directors of Purchaser may replace the former employee with a new designee reasonably acceptable to the remaining employee who shall thereafter co-manage the day-to-day operations of Purchaser with the remaining employee.

         (b) Working Capital. Delta will adequately fund (or arrange to fund) the operations of Purchaser, on terms consistent with those that would result from an arm's-length transaction.

         (c) Transaction with Delta; Delta Services.

         (i) Delta shall cause all transactions between Purchaser, on the one hand, and Delta and its Affiliates, on the other hand, to be conducted on terms and conditions at least as favorable to Purchaser as Purchaser could obtain from an independent third party. For avoidance of doubt, Delta and its Affiliates shall not make any use of Intellectual Property purchased from Sellers or other proprietary rights or information of Purchaser (including designs for t-shirts) without the prior written consent of Purchaser, which may be withheld in Purchaser's discretion, or if granted shall be pursuant to licenses or other authorizations on terms and conditions at least as favorable to Purchaser as Purchaser could obtain from an independent third party; provided, however, that Delta shall be authorized to use Purchaser's logo and name for purposes of identifying Purchaser in Delta's corporate-level communications, and Delta shall be authorized to use Purchaser's other proprietary rights (in compliance with Applicable Law and any applicable license agreements) in its corporate-level marketing and investor relations materials, including annual reports to shareholders. Any decisions regarding such authorizations shall be made only by the Chief Executive Officer or President of Purchaser as long as either of them is employed by Purchaser.

         (ii) Purchaser shall acquire the Delta Services from Delta at a cost of one percent of Net Sales. In addition, Purchaser shall pay (or reimburse Delta for) external audit fees not to exceed $75,000 for each Period.

         (iii) For purposes of this Agreement, "Delta Services" means the following services, at a minimum, provided by or on behalf of Delta to Purchaser, including the provision of any necessary personnel for such services: (A) administrative, information technology and systems and human resources advice and support; (B) financial advice; (C) management oversight; (D) payroll processing; and (E) tax and accounting advice and support. Without limiting the generality of the foregoing, the parties expressly acknowledge and agree that Delta (and not Purchaser) shall be responsible for all incremental costs and expenses, including those for personnel, related to compliance by Delta with the Sarbanes-Oxley Act of 2002, the reporting requirements under the Exchange Act of 1934 and the rules and regulations thereunder, it being understood that Purchaser shall be responsible for the costs and expenses of maintaining its books and financial records in accordance with GAAP and for maintaining internal financial controls for a business of its size and scope.

         (iv) Subject to the foregoing, the parties acknowledge and agree that Delta shall not allocate to Purchaser (except through the fee for Delta Services set forth in Section 1.12(c)(ii)) any salaries, compensation or other corporate overhead or other expenses of Delta or any other Person.

                                   ARTICLE 2.
                         REPRESENTATIONS AND WARRANTIES

         2.1 Representations and Warranties of Sellers. Sellers, jointly and severally, represent and warrant to Purchaser and Delta as of the date hereof:

         2.1.1 Corporate Status; Authorization.

         (a) Corporate Existence. The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as presently conducted. Except as set forth on Schedule 2.1.1(a), the Company is not qualified as a foreign corporation to do business in any jurisdiction and is not required to be so qualified in any jurisdiction. The Company does not have any subsidiaries, does not own any shares, membership interests, or other equity interests of any Person, and is not a party to any joint venture or other similar agreement or arrangement.

         (b) Authorization. The Company has full corporate power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments executed and delivered by it at Closing, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. Each Owner has full power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments executed and delivered by him or her at Closing, to consummate the transactions contemplated hereby and thereby, and to perform his or her obligations hereunder and thereunder. The execution and delivery of this Agreement and the other agreements and instruments executed and delivered by the Company at Closing and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement and the other agreements and instruments executed and delivered by each Seller at Closing have been duly executed and delivered by each Seller that is a party hereto and thereto, and this Agreement and the other agreements and instruments executed and delivered by each Seller at Closing constitute the legal, valid, and binding obligation of each Seller that is a party hereto and thereto, enforceable against each of them in accordance with their respective terms, except as such enforceability may be limited by laws affecting the rights and remedies of creditors and applicable principles of equity (the "Enforceability Exceptions").

         2.1.2 Conflicts and Consents.

         (a) Conflicts of the Company. Except as set forth on Schedule 2.1.2(a), the execution and delivery of this Agreement and the other agreements and instruments executed and delivered by the Company at Closing and the consummation by the Company of the transactions contemplated hereby and thereby in the manner contemplated hereby and thereby will not (y) result in the creation of any Lien (other than Permitted Liens) upon any of the Assets, or (z) conflict with or result in any violation of or default under (or any event that, with notice or lapse of time or both, would constitute a default under), require any consent under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any provision of (i) the Articles of Incorporation or Bylaws of the Company, (ii) any mortgage, indenture, loan agreement, note, bond, deed of trust, other agreement, commitment, or obligation for the borrowing of money or the obtaining of credit, lease, or other agreement, contract, license, franchise, permit, or instrument to which the Company is a party or by which the Company may be bound, or (iii) any judgment, order, decree, law, statute, rule, or regulation applicable to the Company.

         (b) Conflicts of Owners. The execution and delivery of this Agreement and the other agreements and instruments executed and delivered by each Owner at Closing and the consummation by each Owner of the transactions contemplated hereby and thereby in the manner contemplated hereby and thereby will not (y) result in the creation of any Lien (other than Permitted Liens) upon any of the Assets, or (z) conflict with or result in any violation of or default under (or any event that, with notice or lapse of time or both, would constitute a default under), require any consent under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any provision of (i) any mortgage, indenture, loan agreement, note, bond, deed of trust, other agreement, commitment, or obligation for the borrowing of money or the obtaining of credit, lease, or other agreement, contract, license, franchise, permit, or instrument to which any Owner is a party or by which any Owner may be bound, or
(iii) any judgment order, decree, law, statute, rule, or regulation applicable to any Owner.

         (c) Consents. No consent, approval, authorization, permit, order, filing, registration, or qualification of or with any Governmental Authority or, except as set forth on Schedule 2.1.2(c), third Person is required to be obtained by any Seller in connection with the execution, delivery, and performance of this Agreement or the consummation by the Sellers of the transactions contemplated hereby in the manner contemplated hereby.

         2.1.3 Financial Information; Undisclosed Liabilities.

         (a) Financial Statements. Sellers have delivered to Purchaser and Delta true and complete copies of the unaudited statement of operations of the Company for the fiscal year ended December 31, 2004 and an unaudited balance sheet of the Company as of such date (the "Annual Financials"), in each case prepared from and in accordance with the books and records of the Company as of, and for the period ended on, such date. Sellers also have delivered to Purchaser an unaudited statement of operations of the Company for the six-month period ended June 30, 2005 and an unaudited balance sheet of the Company as of June 30, 2005 (the "Interim Financials") prepared from and in accordance with the books and records of the Company as of, and for the period ended on, such date. The Annual Financials and Interim Financials are set forth on Schedule 2.1.3(a). The Annual Financials and the Interim Financials have been prepared in accordance with GAAP consistently applied throughout the periods indicated and present fairly the financial condition of the Company at the respective dates indicated and the results of operations of the Company for the respective periods indicated, except that the Interim Financials are subject to year-end audit adjustments in accordance with GAAP (none of which will be material). The accounting books and records of the Company as of the date hereof are true, accurate, and complete in all material respects.

         (b) No Liabilities. Except (i) as and to the extent reflected in the Interim Financials, (ii) for nonmaterial liabilities incurred since June 30, 2005 in the ordinary course of business consistent with past practice; (iii) as arising under purchase orders and agreements to sell inventory in the ordinary course of business consistent with past practice; (iv) for liabilities incurred in connection with the preparation, execution and delivery of this Agreement and the transaction contemplated hereby (including legal, accounting and investment banking fees); (v) as and to the extent reflected in Closing Date Working Capital; (vi) as arising under any agreements or leases that constitute Assets; and (vii) as disclosed on Schedule 2.1.3(b), the

Company does not have any liabilities or obligations, secured or unsecured (whether absolute, accrued, known or unknown, contingent or otherwise, and whether due or to become due).

         2.1.4 No Liens. The Company has good, exclusive, and marketable title to the Assets, free and clear of all Liens of any nature whatsoever, except for Permitted Liens.

         2.1.5 Accounts Receivable. Schedule 2.1.5 contains a true and complete list of all Accounts Receivable arising out of or relating to the Business in excess of $100 and an aging of such accounts receivable as of the close of business on June 30, 2005. Schedule 2.1.5 also contains a true and complete list of all accounts receivable sold to a factor in excess of $100 as of June 30, 2005. Except as disclosed on Schedule 2.1.5, all Accounts Receivable of the Company (i) arose from bona fide sales of goods or services in the ordinary course of business consistent with past practice, (ii) are owned free and clear of any Liens other than Permitted Liens, and (iii) are accurately and fairly reflected on the Annual Financials and/or the Interim Financials.

         2.1.6 Inventories. The inventories of the Company are fit and sufficient for the purposes for which they were purchased or manufactured, except for inventories for which adequate reserves have been provided and reflected in the Annual Financials and/or the Interim Financials. The values at which inventories are carried on the Annual Financials and/or the Interim Financials reflect the normal inventory policy of the Company (including the writing down or reserving of the value of slow-moving or obsolete inventory or inventory of below-standard quality to estimated net realizable market value in accordance with GAAP), at the lower of cost or market and are not in excess of the value of such inventories computed in accordance with GAAP on a consistent basis.

         2.1.7 Tangible Personal Property. The tangible personal property (other than inventories) and equipment owned, operated, or leased by the Company are in good operating condition and repair, ordinary wear and tear excepted, are in conformity in all material respects with all Applicable Law, and to the Knowledge of Sellers, there are no facts or conditions affecting such tangible personal property that could, individually or in the aggregate, interfere in any material respect with the continued use thereof in the usual and normal conduct of the operations of the Business consistent with past practice. Schedule 2.1.7 sets forth as of August 16, 2005 a list of all tangible personal property (other than inventories) that constitute Assets with an initial book value in excess of $500 utilized by the Company in connection with the Business and all leases and agreements associated therewith. The tangible personal property listed on
Schedule 2.1.7 comprises all tangible personal property, other than inventories, required for the continued conduct of the Business by Purchaser as presently conducted. The Company has good and marketable title to, and owns free and clear of any Liens (other than Permitted Liens), the tangible personal property listed on Schedule 2.1.7 (except for tangible personal property that is leased pursuant to leases set forth on Schedule 2.1.7).

         2.1.8 Real Property. The Company does not own any real property.
Schedule 2.1.8 sets forth all leasehold interests in real property currently held by the Company. The Company previously provided to Delta true and complete copies of each lease agreement with respect to each such leasehold interest (the "Leases," and the real property subject to such Leases, the "Leased Properties"). The Leases are valid and in full force and effect. Neither the Company nor, to the Knowledge of Sellers, any other party to any such Lease has breached any material provision of any such Lease or is in default in any material respect under the terms of any such Lease. The Company possesses and quietly enjoys the premises under such Leases, and such premises are not subject to any Liens (other than Permitted Liens) of any nature whatsoever, encroachments, building or use restrictions, exceptions, reservations, or limitations that interfere with or impair the present and continued use thereof in the usual and normal conduct of the business of the Company. To the Knowledge of Sellers, all buildings, structures, fixtures, and improvements located on the Leased Properties are in good repair and in good condition, ordinary wear and tear excepted. The Company has not received notice of any violation of any applicable zoning regulation, ordinance, or other Applicable Law relating to the Leased Properties or the operations of the Leased Properties, and to the Knowledge of Sellers, no such notice has been given, and no such violation has occurred. The Company has not received notice of any pending or threatened condemnation proceeding relating to any of the Leased Properties and, to the Knowledge of Sellers, there are no such pending or threatened proceedings. To the Knowledge of Sellers, the structures, material tangible properties, and equipment owned, operated, or leased by the Company at the Leased Properties are in conformity in all material respects with all Applicable Law. There are no (y) subleases, licenses, concessions, or other agreements, written or oral, granting to any other Person the right to acquire, use, or occupy any portion of, any of the Leased Properties, or (z) Persons (other than the Company) in possession of any of the Leased Properties.

         2.1.9 Intellectual Property.

         (a) Schedule 2.1.9 contains a list of all trademarks, trade names, copyrights and domain names that are registered with, or for which an application for registration is pending with, any Governmental Authority in the name of Company.

         (b) All trade names, trademarks and service marks listed on Schedule
2.1.9 that have been registered with the United States Patent and Trademark Office or with similar foreign authorities (the "Trademarks") are currently maintained in compliance with all Applicable Law (including the timely post-registration filings of affidavits of use and incontestability and renewal applications), are, to the Knowledge of Sellers, valid and enforceable, and except as otherwise provided in Schedule 2.1.9, are not subject to any maintenance fees or Taxes or actions due within ninety (90) days after the Closing Date. No Trademark has been or is now involved in any opposition, invalidation, or cancellation proceeding and, to the Knowledge of Sellers, no such action has been threatened in writing against the Company. To the Knowledge of Sellers, and except as set forth on Schedule 2.1.9, none of the Trademarks infringes any trade name, trademark, or service mark of any third Person and the Company has not received any written allegation of such infringement.

         (c) There are no issued patents or patent applications registered or filed in the name of Company anywhere in the world. To the Knowledge of Sellers, and except as set forth on Schedule 2.1.9, none of the products manufactured or sold, nor any process or know-how used, by the Company infringes any patent of any Person and the Company has not received any written allegation of such infringement.

         (d) To the Knowledge of Sellers, and except as set forth in Schedule 2.1.9, no third Person is engaged in any activity that would constitute an infringement of any Intellectual

Property owned by Company. Except as set forth on Schedule 2.1.9, there are no claims or proceedings pending against the Company asserting that the Company has, is, or was infringing any patent, trademark, trade name, or other intellectual property right of any third Person and, to the Knowledge of Sellers, the Company has not received any written threat of such infringement. To the Knowledge of Sellers, and except as set forth on Schedule 2.1.9, the Company owns, or by license or otherwise has the necessary right to use, all Intellectual Property used in the conduct of the Business as currently conducted. Except as set forth in Schedule 2.1.9, no application for registration of any Intellectual Property by Company has been refused by any Governmental Authority.

         2.1.10 Insurance. The assets, properties, and business of the Company are insured under the various policies of general liability and other forms of insurance set forth on Schedule 2.1.10. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any of such policies has been received by any Seller. Such insurance policies provide coverage against risk of loss in such amounts as are customary for corporations of established reputation engaged in similar businesses as the Company and similarly situated.

         2.1.11 Material Agreements. Except for (i) Plans, (ii) the contracts, franchises, agreements, plans, leases, and licenses described on Schedule 2.1.11 and (iii) purchase orders and agreements to sell inventory in the ordinary course of business consistent with past practice, the Company is not a party to or subject to:

         (a) any employment contract or any other agreement (other than an at-will arrangement) relating to compensation or severance payments with any director, officer, employee, consultant, or agent;

         (b) any contract or agreement with an agent, sales representative, dealer, or distributor;

         (c) any contract or agreement with any labor union;

         (d) any lease (other than the Leases) involving payment of annual rentals in excess of $15,000 or of more than one year in duration;

         (e) any contract or agreement for the purchase of materials, services, or supplies involving annual payments in excess of $15,000 or of more than one year in duration;

         (f) any contract or agreement for the purchase of equipment or any construction involving annual payments in excess of $15,000 or of more than one year in duration;

         (g) any contract or agreement for the sale of products involving annual payments to the Company in excess of $15,000 or of more than one year in duration;

         (h) any contract or agreement pursuant to which the Company has any obligation to indemnify any Person (other than indemnification provided to the directors, officers, employees and agents of the Company under the Articles of Incorporation and/or Bylaws of the Company);

         (i) any instrument evidencing or related to indebtedness for money loaned or borrowed by the Company or indebtedness guaranteed by the Company;

         (j) any contract or agreement containing covenants limiting the freedom of the Company to compete in any line of business or with any Person;

         (k) any license or franchise agreement in which the Company is the licensor or franchisor;

         (l) any license or franchise agreement in which the Company is the licensee or franchisee (other than licenses for off-the-shelf computer software and related services); or

         (m) any contract or agreement, not covered by any of the other items of this Section 2.1.11, which (i) involves the payment or receipt by the Company of $15,000 or more; or (ii) does not terminate, or is not terminable, by and without penalty to the Company prior to one year from the date hereof.

Except as set forth in Schedule 2.1.11, all contracts, franchises, agreements, plans, leases, and licenses described on Schedule 2.1.11 (the "Material Agreements") are valid and in full force and effect. Except as set forth in
Schedule 2.1.11, neither the Company nor, to the Knowledge of Sellers, any other party to any such Material Agreement has breached any material provision of any such Material Agreement or is in default in any material respect under the terms of any such Material Agreement. Schedule 2.1.11 identifies each Material Agreement that is or might be breached by, or terminable by any other party upon, the sale of substantially all of the Assets or occurrence of any of the other transactions contemplated by this Agreement.

         2.1.12 Litigation. Except as set forth on Schedule 2.1.12, there are no actions, suits, or proceedings pending or, to the Knowledge of Sellers, threatened against or affecting the Company or its properties, assets, or business or which would prevent the consummation of the transactions contemplated hereby. None of the actions, suits, or proceedings set forth on
Schedule 2.1.12 will, individually or in the aggregate, if adversely decided against the Company, result in liability to the Company in excess of $15,000 or will prevent or hinder the consummation of the transactions contemplated hereby. To the Knowledge of Sellers, there is no investigation pending or threatened by any Governmental Authority with respect to the Business.

         2.1.13 No Judgments or Orders. The Company is not a party to or subject to any judgment, order, or decree entered in any action or proceeding brought by any Governmental Authority or any other Person enjoining it in respect of any business practice, the conduct of business in any area, the acquisition of any property, or in any other respect.

         2.1.14 Compliance with Laws; Permits.

         (a) Compliance with Laws. Except as set forth on Schedule 2.1.14(a), the Company is not in violation of any Applicable Law, which violation has had or could reasonably be expected to have an adverse financial impact on the Company in excess of $15,000. No Seller has received any notice to the effect that, or otherwise been advised that, the Company is not in compliance with any Applicable Law.

         (b) Permits. All material licenses, permits, registrations, orders, and other approvals of all Governmental Authorities and third Persons with respect to the conduct of the business of the Company have been obtained by the Company, are set forth on Schedule 2.1.14(b), and are in full force and effect, and no proceeding is pending, or to the Knowledge of Sellers, threatened, seeking the revocation or limitation of any of the foregoing.

         2.1.15 Tax Matters. The Company is an S corporation as defined in
Section 1361 of the Code. The Company has correctly prepared and timely filed in all material respects all foreign, federal, state, and local tax returns and other tax reports required to be filed, and have paid, or set up an adequate reserve in the Annual Financials and the Interim Financials for the payment of, Taxes required to be paid with respect to the Assets and Assumed Liabilities and in respect of the periods covered by such returns, and have set up an adequate reserve in the Annual Financials and the Interim Financials for the payment of all material Taxes anticipated to be payable by the Company with respect to the Assets and Assumed Liabilities and in respect of the period subsequent to the last of such periods and ending on the Closing Date in accordance with the past custom and practice of the Company in filing its tax returns. The Company has not waived any statute of limitations in respect of Taxes, and has not requested or agreed to any extension of time within which to file any tax return or report. No deficiencies for Taxes payable by the Company have been assessed or asserted by a Governmental Authority. There is no pending or, to the Knowledge of Sellers, threatened examination or audit by the Internal Revenue Service or any foreign, state, or local taxing authority of such returns. No claim has ever been made by any Governmental Authority in any jurisdiction where the Company does not file tax returns that the Company is or may be subject to taxation by that jurisdiction. Except as set forth on Schedule 2.1.15, all proper amounts have been collected or withheld and paid by the Company to the relevant taxing Governmental Authority for all Taxes payable with respect to the Business. No Liens exist on the Assets that relate to or are attributable to any Taxes, other than Permitted Liens.

         2.1.16 Compliance with ERISA.

         (a) Except as set forth on Schedule 2.1.16, the Company does not maintain or contribute to any "employee benefit plan," as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") regardless of whether such plan is subject to ERISA, or any bonus, deferred or incentive compensation, stock purchase, stock option, severance, or termination pay plan or program for the benefit of any Company Personnel (the "Plans"). With respect to each of the Plans, Sellers have made available to Purchaser correct and complete copies of each of the following documents: (i) the Plans and related trust or other funding documents (including all amendments thereto); (ii) the most recent Form 5500 annual report, including all attachments thereto, filed with the Internal Revenue Service, (iii) the most recent trust report, if any; and (iv) the summary plan description.

         (b) Each Plan has been administered and operated in material compliance with its terms and the applicable requirements of ERISA and the Code, including the requirement to file an annual report (if applicable). No Plan is a "multiple employer plan" (within the meaning of Section 3(37) of ERISA) or a "multiple employer" plan (within the meaning of Section 4063 or 4064 of ERISA). None of the Plans is intended to be qualified under Section 401(a) of the Code.

         (c) There are no pending or, to the Knowledge of Sellers, threatened claims of any Company Personnel against or otherwise involving any of the Plans (other than routine claims for benefits).

         (d) There are no Company Personnel who are entitled to (i) any pension benefit that is unfunded or (ii) any benefit to be paid after termination of employment other than required by Section 601 of ERISA or pursuant to a Plan intending to be qualified under Section 401(a) of the Code. Each Plan that is an employee welfare benefit plan as defined in Section 3(1) of ERISA is either unfunded or funded through an insurance company contract. There is no liability in the nature of a retroactive rate adjustment or loss-sharing or similar arrangement with respect to any Plan.

         (e) None of the assets of the Plans is invested in any property constituting employer real property or any employer security within the meaning of Section 407(d) of ERISA. Neither the Company nor any other Person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) that could subject the Company or any Person whom the Company has an obligation to indemnify to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

         (f) The Company has not at any time (x) maintained, contributed to, or been required to contribute to, any plan subject to Title IV of ERISA (including a "multiemployer plan" (within the meaning of Section 3(37) of ERISA)), (y) incurred or expected to incur any liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA, or (z) incurred or expected to incur liability in connection with an "accumulated funding deficiency" within the meaning of Section 412 of the Code, whether or not waived.

         (g) Except for the payment of accrued vacation and other paid time off in connection with termination of employment, and except for the possible payment of severance in accordance with past practice in connection with termination of employment, the transactions contemplated by this Agreement (either alone or together with any other transaction) will not (w) entitle any Company Personnel to severance pay, unemployment compensation, or other similar payments under any Plan or agreement, (x) accelerate the time of payment or vesting or increase the amount of benefits due under any Plan or agreement or increase the compensation of Company Personnel, (y) result in any payments (including parachute payments) under any Plan or agreement becoming due to any Company Personnel, or (z) terminate or modify or give a third Person a right to terminate or modify the provisions or terms of any Plan or any employment agreement.

         2.1.17 Labor Matters. There has been no work stoppage or slowdown or other labor difficulties relating to the Company that has or could reasonably be expected to result in an adverse financial impact on the Company in excess of $15,000. The Company is not a party to any collective bargaining agreement with any labor union or similar organization, nor does any Seller know of any such organization that represents or claims to represent the Company's employees or is currently seeking to represent or organize the employees at any of the Leased Properties. There are no labor disputes currently subject to any pending grievance procedure, arbitration, or litigation, and there is no representation petition pending or, to the Knowledge of Sellers, threatened with respect to any employee of the Company. The Company has complied in all material respects with all Applicable Law pertaining to the employment of its employees, including, without limitation, all laws relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination, and other similar employment practices and acts.

         2.1.18 Environmental. Except as would not reasonably be expected to result in an adverse financial impact on the Company in excess of $15,000, to the Knowledge of Sellers:

         (a) The Company complies, and the Company at all times has complied with, all Environmental, Health or Safety Requirements of Law applicable to the Business or the Leased Properties, including, without limitation, the use, maintenance, and operation of the Leased Properties and all activities and conduct of Business related thereto, including, without limitation, the treatment, remediation, removal, transport, storage, and/or disposal of any Contaminant;

         (b) The Company has obtained or has taken appropriate steps, as required by Environmental, Health or Safety Requirements of Law, to obtain all environmental, health, and safety permits, consents, licenses, and other authorizations (collectively, "EHS Permits") necessary for the operation of its business and the operation of the Leased Properties, copies of which have been previously provided to Delta, all such EHS Permits are in good standing, and the Company is currently in compliance in all material respects with all terms and conditions of such EHS Permits. No material change in the facts or circumstances reported or assumed in the applications for or the granting of such EHS Permits exists. There are no proceedings pending or threatened that would jeopardize the validity of any such EHS Permit;

         (c) The Company is not subject to any judicial or administrative proceeding, notice, order, judgment, decree, or settlement, or any investigation, alleging or addressing in connection with the business of the Company or the Leased Properties (i) any violation of any Environmental, Health or Safety Requirements of Law; (ii) any Remedial Action; or (iii) any claims, liabilities, or costs arising from the Release or threatened Release of any Contaminant;

         (d) No Environmental Lien has attached to any of the personal property owned by the Company or any of the Leased Properties;

         (e) None of the Sellers has received, and none of the Sellers is otherwise aware of, any notice, claim, or other communication concerning (i) any investigation or alleged violation of any Environmental, Health or Safety Requirements of Law at the Leased Properties, whether or not corrected to the satisfaction of the appropriate authority, (ii) any investigation or alleged liability of the Company for Environmental Damages arising out of or related to the business of the Company or any of the Leased Properties, or (iii) any investigation or alleged liability of the Company arising out of or related to the business of the Company or any of the Leased Properties for the Release or threatened Release of a Contaminant at any location, and there exists no writ, injunction, decree, order, judgment, lawsuit, claim, proceeding, citation, directive, or summons relating to the actual or suspected presence or removal of Contaminants on any of the Leased Properties or from any of the Leased Properties, nor is any Seller aware of any basis for any such writ, injunction, decree, order, judgment, lawsuit, claim, proceeding, citation, directive, summons, or investigation being instituted or filed;

         (f) There has been no Release of any Contaminants, nor is there any threatened release of any Contaminants, at, to, or from any of the Leased Properties;

         (g) None of the Leased Properties is listed or proposed for listing on the National Priorities List ("NPL") pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, as amended ("CERCLA"), or listed on the Comprehensive Environmental Response Compensation Liability Information System List ("CERCLIS") or any similar state list of sites, and none of the Sellers is aware of any conditions at any of the Leased Properties which, if known to a Governmental Authority, would qualify any of the Leased Properties for inclusion on any such list;

         (h) No Seller has disposed (as such term is defined in the Federal Resource Conservation and Recovery Act ("RCRA")) of any hazardous waste (as such term is defined in RCRA) at any of the Leased Properties;

         (i) The Company has not transported or arranged for the transport of any Contaminant to any site, other than amounts and types of Contaminants not subject to regulation as hazardous waste under Environmental, Health and Safety Requirements of Law;

         (j) The Company has not transported or arranged for the transport of any Contaminant to any facility or site for the purpose of treatment or disposal that (i) is included on the NPL or CERCLIS, (ii) is or was, at the time of disposal, subject to a Remedial Action requirement issued under RCRA or any state or local solid or hazardous waste regulatory law, or (iii) at the time of the disposal had received a notice of violation with respect to alleged violations of any Environmental, Health and Safety Requirements of Law;

         (k) There is not constructed, placed, deposited, stored, disposed, or located on any of the Leased Properties any friable asbestos;

         (l) The Company is unaware of any notice, claim, or other communication alleging liability on the part of the Company, for the violation of any Environmental, Health or Safety Requirements of Law, for Environmental Damages, or for the Release or threatened Release of any Contaminant in connection with the business of the Company or any of the Leased Properties;


         (m) The Company has not been required by any Governmental Authority to perform any investigation, Remedial Action, or other response action in connection with any actual or alleged Contaminant; and

         (n) Sellers have made available to Purchaser all environmental studies, reports, and other documents in their possession, custody, or control relating to any of the Leased Properties, the Assets, or the Business.

         2.1.19 Absence of Certain Changes. Except as set forth on Schedule
2.1.19 and to the extent reflected in Closing Date Working Capital, and except for such actions that have been taken in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby (including the solicitation of consents from landlords and licensors and the incurrence of legal, investment banking and accounting fees and expenses), since June 30, 2005, the Company has not:

         (a) mortgaged, pledged, or subjected to any Lien (other than Permitted Liens) any of its assets, tangible or intangible;

         (b) entered into, amended, or terminated any Lease or Material
Agreement;

         (c) acquired or disposed of any assets or properties, or entered into any agreement or other arrangement for any such acquisition or disposition, except acquisitions and sales of inventory in the ordinary course of business and sales of accounts receivable to a factor;

         (d) (i) increased the wages, salaries, compensation, pension, or other benefits payable or to become payable to any Company Personnel other than in accordance with the normal compensation and benefit policies of the Company or in accordance with pre-existing pension or other benefit plans, (ii) granted any severance or termination pay, (iii) entered into any employment, severance, or consulting agreement or arrangement with any Company Personnel, (iv) granted, made, or accrued, contingently or otherwise, any bonus, incentive compensation, service award, or other like benefit to the credit of any Company Personnel; or
(v) made any addition to or modification of any Plan;

         (e) forgiven or canceled any material debts or claims or waived any material rights of value;

         (f) suffered any damage, destruction, or loss (whether or not covered by insurance) adversely affecting its properties, business, operations, or financial condition;

         (g) suffered any labor trouble affecting its business or operations that could reasonably be expected to result in an adverse financial impact on the Company in excess of $15,000;

         (h) suffered or experienced any loss of or, to the Knowledge of Sellers, suffered or experienced any change in relations with, any Company Personnel, suppliers, or customers that could reasonably be expected to result in an adverse financial impact on the Company in excess of $15,000;

         (i) incurred any indebtedness for borrowed money (or guaranteed any indebtedness of others) other than trade indebtedness incurred in the ordinary course of business;

         (j) changed any method of accounting or accounting practice or policy, except for changes made with the knowledge of Delta in connection with the consummation of the transactions contemplated by this Agreement;

         (k) conducted its business other than in the ordinary course so as to preserve the business intact and to preserve for Purchaser the goodwill of the employees, suppliers, customers, and other Persons having business relations with the Company, except as required by this Agreement;

         (l) settled or compromised any claim, suit, or cause of action involving more than $25,000;

         (m) altered its terms and conditions of sale or its collection practices with respect to Accounts Receivable, including any practice which has had the effect of accelerating the recording and billing of Accounts Receivable;

         (n) altered its payment practices with respect to accounts payable, including any practice which has had the effect of delaying the payment of expenses and other reserves;

         (o) made any capital expenditures or commitments therefor involving payments in excess of $25,000 in the aggregate; or

         (p) made any agreement to do any of the foregoing.

         2.1.20 Customers and Suppliers. No Seller has received notice from any Significant Customer or Significant Supplier that (i) it intends to terminate any existing contractual relationship with the Company, other than commitments or relationships that expire or terminate by their terms; (ii) in the case of a Significant Customer, that the Significant Customer will not purchase goods or services from the Company or that the Company will in the future be disqualified from submitting bids in response to requests for proposals from such Significant Customer; or (iii) in the case of a Significant Supplier, that such Significant Supplier will no longer provide products or services to the Company.

         2.1.21 Product Warranty. Except for such warranties as are implied at law, no product manufactured, sold, or delivered by the Company is subject to any guaranty, warranty, or indemnity.

         2.1.22 Product Liability. No claim is pending, or to the Knowledge of Sellers, threatened, arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, or delivered by the Company.

         2.1.23 Brokers, Finders. Except for the Sage Group, LLC, the fees of which will be paid by Sellers, Sellers have not retained any broker or finder in connection with the transactions contemplated hereby so as to give rise to any claim against Purchaser or Delta for any brokerage or finder's commission, fee, or similar compensation.

         2.1.24 Disclosure. This Agreement, the Schedules hereto, and the certificates and other documents furnished by Sellers to Purchaser and Delta pursuant hereto, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein and therein not misleading.

         2.2 Representations and Warranties of Purchaser and Delta. Purchaser and Delta, jointly and severally, represent and warrant to Sellers as of the date hereof as follows:

         2.2.1 Corporate Status; Authorization.

         (a) Corporate Existence. Each of Purchaser and Delta is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Georgia and has all requisite corporate power and authority to own, lease, and operate its respective properties and to carry on its respective business as presently conducted. Except as set forth on Schedule 2.2.1(a), each of Purchaser and Delta is duly qualified and in good standing as a foreign corporation duly authorized to do business in all jurisdictions in which the failure to be so qualified would have a Material Adverse Effect.

         (b) Authorization. Each of Purchaser and Delta has full corporate power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments executed and delivered to Sellers by it at Closing, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other agreements and instruments executed and delivered to Sellers by each of Purchaser and Delta at Closing and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser and Delta, as applicable. This Agreement and the other agreements and instruments executed and delivered to Sellers by each of Purchaser and Delta at Closing have been duly executed and delivered by each of Purchaser and Delta, as applicable, and this Agreement and the other agreements and instruments executed and delivered to Sellers by each of Purchaser and Delta at Closing constitute the legal, valid, and binding obligation of each of Purchaser and Delta, as applicable, enforceable against each of them in accordance with their respective terms, subject to the Enforceability Exceptions.

         2.2.2 Conflicts and Consents.

         (a) Conflicts. Except as set forth on Schedule 2.2.2(a), the execution and delivery of this Agreement and the other agreements and instruments executed and delivered to Sellers by each of Purchaser and Delta at Closing and the consummation by each of Purchaser and Delta of the transactions contemplated hereby and thereby in the manner contemplated hereby and thereby will not (y) result in the creation of any Lien upon any of the Assets, or (z) conflict with or result in any violation of or default under (or any event that, with notice or lapse of time or both, would constitute a default under), require any consent under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any provision of (i) the Articles of Incorporation or Bylaws of Purchaser or Delta, (ii) any mortgage, indenture, loan agreement, note, bond, deed of trust, other agreement, commitment, or obligation for the borrowing of money or the obtaining of credit, lease, or other agreement, contract, license, franchise, permit, or instrument to which Purchaser or Delta is a party or by which Purchaser or Delta may be bound, or (iii) any judgment, order, decree, law, statute, rule, or regulation applicable to Purchaser or Delta.

         (b) Consents. Except as set forth on Schedule 2.2.2(b), no consent, approval, authorization, permit, order, filing, registration, or qualification of or with any Governmental Authority or third Person is required to be obtained by Purchaser or Delta in connection with the execution, delivery, and performance of this Agreement or the consummation by Purchaser and Delta of the transactions contemplated hereby in the manner contemplated hereby.

         2.2.3 Brokers, Finders. Neither Purchaser nor Delta has retained any broker or finder in connection with the transactions contemplated hereby so as to give rise to any claim against any Seller for any brokerage or finder's commission, fee, or similar compensation.

         2.2.4 SEC Reports.

         (a) Delta has filed with the SEC all reports, schedules, forms, statements and other documents (including all exhibits thereto) required by the Exchange Act of 1934, as amended, to be filed with the SEC since June 30, 2002 (the "Delta SEC Documents"). The Delta SEC Documents (i) were prepared, as of their respective dates, in all material respects in accordance with the applicable requirements of the Exchange Act of 1934, as amended, and (ii) did not at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which and at the time they were made, not misleading.

         (b) The consolidated financial statements of Delta (including, in each case, any related notes thereto) contained in the Delta SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly presented, in all material respects, the financial position of Delta and its consolidated subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited financial statements were or are subject to year-end adjustments which were not or are not expected to be material in amount.

                                   ARTICLE 3.
                                CERTAIN COVENANTS

         3.1 Tax Matters.

         (a) Sellers, Purchaser, and Delta shall (i) provide each other with such assistance as may be reasonably requested in connection with the preparation of any tax return, audit, or other examination by any taxing Governmental Authority or judicial or administrative proceedings relating to liability for Taxes relating to the Business until the applicable statute of limitations shall have expired, and (ii) retain any records or other information that may be relevant to such tax return, audit, examination, or proceeding until the applicable statute of limitations shall have expired. Except as otherwise agreed in writing, each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 3.1(a).

         (b) Notwithstanding any provision of Applicable Law or this Agreement to the contrary, the Company will pay all sales, use, transfer, stamp, documentary, and similar Taxes and recording and filing fees (and file any tax returns relating to such Taxes) applicable to the transactions contemplated by this Agreement.

         (c) Personal property taxes and real property taxes and assessments with respect to the Assets shall be prorated as of the Closing Date on the basis of the calendar year in which the

Closing occurs, regardless of when such taxes become a lien or are payable, and shall be accrued in Closing Date Working Capital. If the rate of any such taxes is not fixed prior to the Closing Date, the proration thereof at the Closing shall be upon the basis of the rate for the preceding calendar year applied to the latest assessed valuation.

         (d) The parties hereto shall cooperate to make any necessary filings and to furnish any required supplemental information to any taxing Governmental Authority resulting from the consummation of the transactions contemplated by this Agreement.

         3.2 Confidentiality.


         (a) Each of the parties agrees to treat in confidence all documents, materials, and other information obtained from any other party in connection with the Acquisition or in connection with any investigation or examination relating thereto, regardless of whether such materials and information were obtained before the signing of this Agreement (collectively, "Acquisition Information"). All Acquisition Information will be kept confidential by the receiving party and its respective officers, directors, employees, representatives, agents, and advisors; provided, that (i) Purchaser and Delta shall have no obligation to keep Acquisition Information received by them from Sellers confidential so long as their disclosure of such Acquisition Information is related to the operation of the Business or is for a legitimate purpose; and
(ii) Acquisition Information may be disclosed if so required by law (including securities laws).

         (b) Any public announcement relating to the execution of this Agreement shall be reasonably acceptable to Purchaser, Delta, and Sellers and may be made only if agreed to by Purchaser, Delta, and Sellers, except that any party may make a public announcement to the extent required by law (including securities laws).

         (c) Notwithstanding anything herein to the contrary, none of the parties shall have any obligation to preserve the confidentiality of any Acquisition Information that (i) prior to disclosure to the receiving party was already rightfully in such receiving party's possession, (ii) is or becomes publicly available, other than by unauthorized disclosure, or (iii) is received from a third party who is rightfully in possession of such Acquisition Information and has the authority to disclose it and who does not require the receiving party, in connection with disclosing such Acquisition Information to the receiving party, to refrain from disclosing such Acquisition Information to others.

         (d) Each Seller hereby agrees that it, he, or she shall keep confidential and shall not (except as reasonably necessary to perform his or her duties as an employee of Purchaser) disclose to any Person, appropriate, or make use of for himself or herself or any other Person any Business Information. For purposes of this Agreement, "Business Information" means all information regarding the Business or its customers (i) that is not generally known to persons not employed by the Business, (ii) that is not generally disclosed by the Business to persons not employed by it, and (iii) as to which, prior to Closing, the Company made reasonable efforts to keep confidential or after Closing, Purchaser makes reasonable efforts to keep confidential. Business Information includes, but is not limited to, information regarding the products or services of the Business, product or service cost, product or service pricing, research and development, inventions, discoveries, improvements, marketing, business strategy and plans, and non-public information concerning the legal or financial affairs of the Business.

         3.3 Noncompetition and Nonsolicitation.

         (a) Each Seller agrees that during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the "Restricted Period"), it, he, or she will not (other than pursuant to his or her employment with Purchaser), directly or indirectly (on behalf of itself, himself, or herself or as principal, agent, joint venture partner, employee, consultant, director, or officer of any Person), engage in a Competitive Business in the Territory or own any stock or equity or other securities of any Person that engages in a Competitive Business in the Territory. "Competitive Business" means the business of designing, manufacturing, marketing, or selling branded or licensed apparel. "Territory" means:

         (i) The United States of America, Canada and Japan; or

         (ii) If Section 3.3(a)(i) is too broad, the United States of America.


Notwithstanding the foregoing, any Seller may own stock or other securities of any publicly-traded Person if such ownership interest is not greater than five percent (5%) of the outstanding stock or securities of such entity.

         (b) Each Seller agrees that during the Restricted Period, it, he, or she will not, directly or indirectly, interfere with, or seek to interfere with:
(i) the relationship between Purchaser and any customer of Purchaser, or (ii) the relationship between Purchaser and any supplier of Purchaser. Each Seller further agrees that (other than pursuant to his or her employment with Purchaser) during the Restricted Period, it, he, or she will not, directly or indirectly, induce or attempt to induce any of Purchaser's customers to limit, reduce, or discontinue purchasing branded or licensed apparel from Purchaser.

         (c) Each Seller agrees that (other than pursuant to his or her employment with Purchaser) during the Restricted Period, it, he, or she will not, directly or indirectly, solicit, recommend for employment, induce, or attempt to induce any Person who is an employee, agent, or representative of Purchaser to terminate his, her, or its employment or relationship with Purchaser.

         (d) The parties agree that, in the event of breach or threatened breach of Sellers' covenants under this Section 3.3, the damage or imminent damage to Purchaser and to the value and goodwill of the Business may be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, each Seller agrees that in the event of a breach by it, him, or her of the covenants contained in this Section 3.3, Purchaser shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction to specifically enforce the performance by Sellers of such covenants during the Restricted Period, provided that such remedy will not be deemed to be exclusive of any other remedies available to Purchaser, by judicial proceedings or otherwise, to enforce the performance of such covenants, and each Seller hereby waives any requirement that Purchaser post bond or any similar security in connection with any such proceedings.

         (e) Sellers agree that the geographical, time, and subject matter limitations of the covenants contained in this Section 3.3 are necessary for the adequate protection of Purchaser and the goodwill of the Business and are fair and reasonable in light of Purchaser's acquisition of the Business, including the goodwill thereof, and Purchaser's legitimate interest in its relationship with customers and suppliers of the Business. The parties hereto agree that the time period, geographical area, and scope set forth in this Section 3.3 specify the fair, appropriate, minimum and reasonable time, geographic area, and scope necessary to protect Purchaser and its Affiliates, in the full use of the assets and goodwill of the Business. If any provision of this Section 3.3 or the application of any such provision shall be held by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability. The remaining provisions of this Section 3.3 shall otherwise remain in full force and effect and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the generality of the foregoing, the parties intend that the covenants contained in this Section 3.3 be enforced to the greatest extent in time, area, and activities covered as is permitted by Applicable Law. The parties intend that the unenforceability or invalidity of any term or provision of this Section 3.3 shall not render any other term or provision contained in this Section 3.3 or this Agreement unenforceable or invalid. If the business activities, period of time, or geographical area covered by this Section 3.3 should be deemed too extensive, then the parties intend that this Section 3.3 be construed to cover the maximum scope of business activities, period of time, and geographical area (not exceeding those specifically set forth herein), if any, as may be permissible under Applicable Law.

         3.4 Accounts Receivable. In the event that any Seller receives any payment relating to an Account Receivable or amounts "due from factor," in each case constituting part of Closing Date Working Capital, such payment shall be the property of, and shall be immediately forwarded to, Purchaser. Each Seller will promptly endorse and deliver to Purchaser any cash, checks, or other documents received by such Seller after the Closing Date relating to any Account Receivable of the Business.

         3.5 Use of Assumed Name. From and after the Closing Date, the Company will cease to do business as "Junkfood Clothing" or any derivative thereof, will refrain from using the name "Junkfood Clothing" or any derivative thereof (including, without limitation, using any letterhead, business cards, stationary, or other items that contain the name "Junkfood Clothing" or any derivative thereof), and will terminate any non-transferable assumed name filings made by it with Governmental Authorities with respect to the use of the name "Junkfood Clothing" or any derivative thereof.

         3.6 Employee Matters.

         (a) On or prior to the Closing Date, Purchaser shall make offers of employment to all employees of the Company on terms comparable in the aggregate to the compensation and benefit levels provided to such employees by the Company immediately prior to the Closing; provided, however, that nothing herein shall limit Delta's or Purchaser's ability to amend or terminate its employee welfare benefit plans after the Closing Date. Effective as of the Closing Date, all employees hired by Purchaser (the "Hired Employees") shall cease to be active participants in the Plans, in accordance with the terms of the Plans and Applicable Law, including ERISA and the Code. The Company shall retain liability for all claims incurred by its employees (and their enrolled dependents) under the Plans on or prior to the Closing Date. Purchaser shall be liable for all claims incurred by Hired Employees (and their enrolled dependents) under the employee welfare benefit plans of Purchaser or its Affiliates after the Closing Date.

         (b) Effective as of the Closing Date, with respect to all of its plans and arrangements other than 401(k), vision, life insurance and disability, and to the extent permissible under its 401(k), vision, life insurance and disability plans, Delta shall, or shall cause Purchaser to: (i) provide credit under its compensation and employee benefit plans and arrangements for Hired Employees' employment service with the Company prior to the Closing Date; (ii) provide coverage for the Hired Employees under its medical, dental, and health plans or under such other comparable plans or arrangements as are mutually agreed upon by the parties; (iii) secure the waiver of any preexisting condition limitations, waiting periods, or actively-at-work requirements imposed by such plans; and (iv) cause such plans to honor any expenses incurred by the Hired Employees and their beneficiaries under the Plans during the portion of the calendar year prior to the Closing Date for the purposes of satisfying applicable deductible, co-payment, and maximum out-of-pocket expenses under such plans; provided, however, that, with respect to its 401(k), vision, life insurance and disability plans, Delta shall use its best efforts to (x) cause any and all pre-existing condition (or actively-at-work or similar) limitations, eligibility waiting periods and evidence of insurability requirements to be waived and (y) provide such Hired Employees with credit for any co-payments, deductibles and any offsets (or similar payments) prior to the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket or similar requirement. With respect to all "M&A Qualified Beneficiaries" (as defined in Section 54.4980B-9 Q&A-4(a) of the Treasury regulations), Purchaser shall provide the notice required by Section 4980B(f)(6) of the Code and shall make available to such individuals continuation coverage under a group health plan maintained by Purchaser, as provided by Section 54.4980B-9 Q&A-7 of the Treasury regulations.

         (c) As to any Hired Employee, the Company agrees to cause the release of such Hired Employee from any contractual provision with the Company that would impair the utility of such Hired Employee's services to Purchaser or that would impose upon such Hired Employee any monetary or other obligation to the Company that otherwise would be occasioned by the transfer of such Hired Employee's employment to Purchaser including, without limitation, any agreements of noncompetition or confidentiality owed to the Company.

         (d) The Company and Purchaser hereby acknowledge that for Federal Insurance Contribution Act and Federal Unemployment Tax Act purposes, Purchaser qualifies as a successor employer with respect to any Hired Employees. In connection with the foregoing (i) the parties agree to follow the "alternative procedures" set forth in Section 5 of Revenue Procedure 2004-53, I.R.B. 2004-34, and (ii) the Company and Purchaser understand that Purchaser shall assume Company's entire obligation to furnish an Internal Revenue Service Form W-2, Wage and Tax Statement, to each Hired Employee.


         3.7 Key Person Insurance. Owners acknowledge that Delta and Purchaser intend to obtain key person insurance following the Closing Date with respect to each Owner, and each Owner hereby agrees to provide all assistance reasonably requested by Delta or Purchaser

(including making himself or herself reasonably available for any required, customary physical examination) to obtain such insurance.

         3.8 Insurance. The Company shall pay all premiums payable with respect to the pre-Closing period under its general liability policy described on
Schedule 2.1.10.

                                   ARTICLE 4.
                                 INDEMNIFICATION

         4.1 Indemnification by Sellers. Sellers agree to jointly and severally indemnify and hold harmless Purchaser and Delta and their respective officers, directors, shareholders, agents, employees, Affiliates, and their representatives, successors, and assigns from and against any and all liabilities, losses, claims, costs, and damages ("Loss") and reasonable attorneys' and accountants' fees and expenses, court costs, and all other reasonable expenses, including expenses of investigation ("Expense") suffered or incurred by any of them in connection with or arising from:

         (i) any breach by any Seller of any warranty or the inaccuracy of any representation of any Seller contained in this Agreement or in any agreement or instrument contemplated by this Agreement (including any Schedule or Exhibit hereto);

         (ii) any breach by any Seller of any of its, his, or her obligations or covenants contained in this Agreement or in any agreement or instrument contemplated by this Agreement (including any Schedule or Exhibit hereto);

         (iii) any noncompliance by Sellers with respect to any applicable bulk sales law; and

         (iv) the Excluded Liabilities;

provided, however, that (1) Sellers shall have no liability with respect to the indemnification described in Section 4.1(i) until the total of all Loss and Expense with respect to such indemnification exceeds One Hundred Thousand Dollars ($100,000) (the "Threshold Limitation"), at which time Sellers shall be liable for all Loss and Expense in excess of the Threshold Limitation; (2) the aggregate liability of Sellers for Loss and Expense with respect to the indemnification described in Section 4.1(i) shall not exceed, on an aggregate basis, Five Million Dollars ($5,000,000) (the "Amount Limitation"); (3) the aggregate liability of Natalie Grof for Loss and Expense with respect to the indemnification described in Sections 4.1(i), 4.1(iii) and 4.1(iv) shall not exceed an amount equal to one-half (1/2) of the Purchase Price (the "Owner Amount Limitation"); and (4) the aggregate liability of Blaine Halvorson with respect to the indemnification described in Sections 4.1(i), 4.1(iii) and 4.1(iv) shall not exceed the Owner Amount Limitation. Notwithstanding the foregoing, the Amount Limitation shall not apply to the indemnification described in Section 4.1(i) with respect to the representations and warranties of Sellers under Sections 2.1.1(b) (Authorization); 2.1.15 (Tax Matters), 2.1.16 (Compliance with ERISA), and 2.1.18 (Environmental) or to those representation and warranties of Sellers in Article 2 regarding title to and encumbrances against the Assets.

         4.2 Indemnification by Purchaser and Delta. Purchaser and Delta agree to jointly and severally indemnify and hold harmless Sellers and their respective officers, directors, shareholders, agents, employees, Affiliates, and their representatives, successors, and assigns from and against any and all Loss and Expense incurred by any of them in connection with or arising from:

         (i) any breach by Purchaser or Delta of any warranty or the inaccuracy of any representation of Purchaser or Delta contained in this Agreement or in any agreement or instrument contemplated by this Agreement (including any Schedule or Exhibit hereto);

         (ii) any breach by Purchaser or Delta of any of its obligations or covenants contained in this Agreement or in any agreement or instrument contemplated by this Agreement (including any Schedule or Exhibit hereto); and

         (iii) the Assumed Liabilities;


provided, however, that (1) neither Purchaser nor Delta shall have any liability with respect to the indemnification described in Section 4.2(i) until the total of all Loss and Expense with respect to such indemnification exceeds the Threshold Limitation, at which time Purchaser and Delta shall be liable for all Loss and Expense in excess of the Threshold Limitation; and (2) the aggregate liability of Purchaser and Delta for Loss and Expense with respect to the indemnification described in Section 4.2(i) shall not exceed, on an aggregate basis, the Amount Limitation.

         4.3 Survival Period. The indemnification provided for in Sections 4.1(i) and 4.2(i) shall terminate eighteen (18) months after the Closing Date, provided that (1) the representations and warranties of Sellers under Section
2.1.15 (Tax Matters), 2.1.16 (Compliance with ERISA), and 2.1.18 (Environmental) and the indemnification contained in Section 4.1(i) with respect thereto shall terminate forty-eight (48) months after the Closing Date, and (2) the representations and warranties of Sellers under Section 2.1.1(b) (Authorization) and those representations and warranties of Sellers in Article 2 regarding title to and encumbrances against the Assets and the indemnification contained in
Section 4.1(i) with respect thereto shall terminate seventy-two (72) months after the Closing Date (as the case may be, the "Survival Period"). Such indemnification obligation shall continue after the Closing Date, without regard to any investigation made at any time by the indemnified persons, as to any Loss or Expense of which the indemnified persons has notified the indemnifying party in accordance with the requirements of Section 4.4 on or prior to the expiration of the applicable Survival Period, as to which the obligation of the indemnifying party shall then continue until the liability of the indemnifying party shall have been determined pursuant to this Article 4, and the indemnifying party shall have reimbursed the indemnified persons for the full amount of such Loss and Expense in accordance with this Article 4.

         4.4 Notice of Claims. If Purchaser, Delta, or any Seller believes that any of the Persons indemnified under this Article 4 has suffered or incurred any Loss or Expense, Purchaser, Delta, or such Seller shall so notify the other parties promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement or other agreement, instrument, or certificate delivered pursuant hereto in respect of which such Loss or Expense shall have occurred, except that the failure to so notify shall not relieve a party of its obligations to indemnify except to the extent that its, his, or her rights hereunder are materially prejudiced. If any action at law or suit in equity is instituted by a third party with respect to which any of the indemnified persons intends to claim any liability or expense as Loss or Expense under this Article 4, such indemnified person shall promptly notify the indemnifying party of such action or suit.

         4.5 Third Party Claims. In the event of a third party claim giving rise to indemnification hereunder, the indemnifying party shall have thirty (30) days after receipt of the notice referred to in Section 4.4 to notify the indemnified persons that it elects to conduct and control such action or suit with counsel reasonably satisfactory to the indemnified persons. If the indemnifying party does not give the foregoing notice, the indemnified persons shall have the right to defend and contest such action or suit in any manner the indemnified persons reasonably deem appropriate; provided, however, that the indemnified persons shall not consent to the entry of any judgment or to any settlement of such claim without the prior written consent of the indemnifying party, not to be unreasonably withheld or delayed. If the indemnifying party gives the foregoing notice, the indemnifying party shall have the right to undertake, conduct, and control, through counsel of its own choosing and at the sole expense of the indemnifying party, the conduct and settlement of such action or suit, and the indemnified persons shall cooperate with the indemnifying party in connection therewith; provided that (w) the indemnifying party shall not settle or compromise any such action or suit without the indemnified persons' prior written consent (not to be unreasonably withheld or delayed), unless the terms of such settlement or compromise release the indemnified persons from any and all liability with respect to such action or suit at no cost to the indemnified persons, (x) the indemnifying party shall not thereby permit to exist any Lien upon any asset of any indemnified person or permit the issuance of an injunction or other equitable relief against the indemnified persons, (y) the indemnifying party shall permit the indemnified persons to participate in such conduct or settlement through one counsel chosen by the indemnified persons, and the fees and expenses of such counsel shall be borne by the indemnified persons (unless the named parties to any such action or suit include one or more indemnified persons who have been advised by counsel that there may be a conflict of interest between the indemnifying party and such indemnified person or persons; in which case the reasonable fees and expenses of one counsel for the indemnified person or persons will be borne by the indemnifying party), and (z) the indemnifying party shall agree promptly to reimburse to the extent required under this Article 4 the indemnified persons for the full amount of any Loss resulting from such action or suit and all related Expense incurred by the indemnified persons, except fees and expenses of counsel for the indemnified persons incurred after the assumption of the conduct and control of such action or suit by the indemnifying party (unless the named parties to any such action or suit include one or more indemnified persons who have been advised by counsel that there may be a conflict of interest between the indemnifying party and such indemnified person or persons; in which case the reasonable fees and expenses of one counsel for the indemnified person or persons will be borne by the indemnifying party). So long as the indemnifying party is contesting any such action or suit in good faith, the indemnified persons shall not pay or settle any such action or suit. Notwithstanding the foregoing, the indemnified persons shall have the right to pay or settle any such action or suit, provided that in such event the indemnified persons shall waive the right to indemnity therefor by the indemnifying party, and no amount in respect thereof shall be claimed as Loss or Expense under this Article 4.

         4.6 Exclusions from Indemnification. Required payments by an indemnifying party pursuant to Sections 4.1 or 4.2 shall be limited to the amount of any Loss or Expense remaining after deducting therefrom (i) any insurance proceeds recoverable by the indemnified person on account of the Loss or Expense, and (ii) any indemnity, contribution, or other similar payment recoverable by any indemnified person from any third party, in each case with respect to such Loss or Expense. The indemnified person shall use commercially reasonable efforts to collect all such indemnity, contribution, or other similar payments. If an indemnified person receives any payment from an indemnifying party in respect of Losses indemnifiable under this Agreement and the indemnified person could have recovered all or a part of such Loss or Expense from a third party based on the underlying claim or demand asserted against such indemnifying party, then such indemnified person shall transfer its right to recover from such third party to such indemnifying party.

         4.7 Exclusive Remedy. The parties expressly acknowledge that the provisions of this Article 4 shall be the sole and exclusive remedy for damages caused as a result of breaches of the representations, warranties and agreements contained in this Agreement and any certificate furnished or to be furnished hereunder, except that the remedies of injunction and specific performance shall remain available to the parties hereto, and no indemnifying party shall be liable or responsible to any other party hereto and the other indemnified persons for punitive, incidental and consequential or multiplied damages or for lost profits.

                                   ARTICLE 5.
                                  MISCELLANEOUS

         5.1 Survival. Notwithstanding any otherwise applicable statute of limitations or presumption, all agreements, covenants, representations, and warranties of Purchaser, Delta, and Sellers in this Agreement and in any other agreement, instrument, or document delivered in connection herewith shall survive Closing in accordance with their terms.

         5.2 Expenses. Each party shall be solely responsible for and bear all of its, his, or her own expenses incurred at any time in connection with pursuing or consummating this Agreement and the transactions contemplated herein.

         5.3 Assignment; Successors; Parties in Interest. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties (which consent shall not be unreasonably withheld) and any attempt to assign this Agreement without such consent shall be void and of no effect, except that (i) Purchaser and Delta may collaterally assign this Agreement to any lender of Purchaser or Delta; and (2) Purchaser and Delta may assign this Agreement in connection with the sale of all or substantially all of the assets of Purchaser or Delta provided that Delta remains liable for its guaranty of the payment of the Note and any obligations under this Agreement. This Agreement shall inure to the benefit of, and be binding on and enforceable against, each party hereto and the successors and permitted assigns of the respective parties hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under this Agreement. It is expressly understood that the Owners may choose to liquidate the Company after the Closing, in which case the Company may assign this Agreement to the Owners and the Owners shall be deemed to be the successors of the Company (and upon such assignment, the Owners shall assume all rights and obligations of the Company hereunder subject, however, in the case of each Owner with respect to the indemnification obligations of the Company, to the Owner Amount Limitation).

         5.4 Performance Guaranty by Delta.

         (a) Delta hereby guarantees for the benefit of Sellers the full, faithful and punctual performance of all obligations and covenants made and undertaken by Purchaser under this Agreement and under any agreement delivered in connection herewith in accordance with their terms.

         (b) The obligations of Delta under this Section 5.4 are independent of the obligations of Purchaser under this Agreement and shall survive the Closing, and a separate action or actions may be brought and prosecuted against Delta whether or not an action is brought against Purchaser or whether or not Purchaser is joined in any such action or actions. Delta agrees that any circumstance which operates to toll the statute of limitations as to Purchaser shall also operate to toll the statute of limitations as to Delta.

         (c) Delta authorizes the Sellers, without affecting or impairing the liability of Delta under this Section 5.4, from time to time to amend this Agreement in accordance with Section 5.5 or any related agreements (but only in accordance with the terms of such applicable document) to release Purchaser from any of its obligations hereunder or under any related agreement or waive any of the conditions hereof or thereof.

         (d) The Sellers may, without notice to or the further consent of Purchaser or Delta, assign their rights hereunder in whole or in part to any permitted assignee of this Agreement in accordance with Section 5.3.

         (e) Delta waives any right it may have to require the Sellers to (i) proceed against Purchaser or any other Person (ii) proceed against or exhaust any security or other monies held on behalf of Purchaser, (iii) marshall assets in favor of any Person or (iv) pursue any other remedy in the power of the Sellers whatsoever prior to enforcing the obligations of Delta under this
Section 5.4. Except to the extent expressly provided in this Agreement, with respect to its obligations under this Section 5.4, Delta waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Agreement or any other related agreement.

         (f) To the fullest extent permitted by applicable law, Delta expressly waives any defenses or benefits that may be derived from California Civil Code Sections 2809, 2810, 2819, 2839, 2849, 2899 or 3433, or from comparable provisions of the laws of any other jurisdiction, and all other suretyship defenses it otherwise might or would have under California law or other applicable law.

         5.5 Amendment and Modification. Neither this Agreement nor any term hereof may be changed, waived, discharged, or terminated orally, but only with the written consent signed by the party against which such change, waiver, discharge, or termination is sought to be enforced. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or other breach, whether similar or not.

         5.6 Access After Closing. The parties shall retain for a period of six
(6) years following Closing all books and records within their possession or control that they are permitted hereby to retain and that relate to the operation and conduct of the Business prior to Closing. The parties shall provide to the other parties and their representatives reasonable access during normal business hours to copies of all such books and records upon request.

         5.7 Bulk Sales Law. Purchaser and Delta hereby waive compliance by Sellers with any applicable bulk sales law, subject to Sellers' obligations under Section 4.1(iii).

         5.8 Notices. All notices, consents, requests, instructions, approvals, and other communications provided for herein and all legal processes in regard hereto shall be validly given, made, or served, if in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by commercial courier or by telecopy (promptly confirmed in writing) to the following addresses (or at such other addresses for such parties as shall be specified by like notice):


         To Purchaser:

         Junkfood Clothing Company
         2750 Premiere Parkway, Suite 100
         Duluth, GA 30097
         Attention: Deborah Merrill, Vice President
         Telecopy:  678-775-6999
         Telephone:  678-775-6914

         With a copy to:
         (which copy shall not constitute notice)

         Wyche, Burgess, Freeman & Parham, P.A.
         44 East Camperdown Way
         Greenville, SC  29601
         Post Office Box 728
         Greenville, SC  29602-0728
         Attention:  Eric B. Amstutz, Esq. and Melinda Davis Lux, Esq.
         Telecopy:   864-235-8900
         Telephone:  864-242-8200

         To Delta:

         Delta Apparel, Inc.
         2750 Premiere Parkway, Suite 100

         Duluth, GA 30097
         Attention:  Robert W. Humphreys, President and CEO
         Telecopy:  678-775-6999
         Telephone:  678-775-6914

         With a copy to:
         (which copy shall not constitute notice)

         Wyche, Burgess, Freeman & Parham, P.A.
         44 East Camperdown Way
         Greenville, SC  29601
         Post Office Box 728
         Greenville, SC  29602-0728
         Attention:  Eric B. Amstutz, Esq. and Melinda Davis Lux, Esq.
         Telecopy:   864-235-8900
         Telephone:  864-242-8200

         To the Company:

         Liquid Blaino Designs, Inc.
         1430 Abbot Kinney Boulevard
         Venice, California 90291
         Attention:  Blaine Halvorson
         Telephone:  (310) 621-8920

         With a copy to:
         (which copy shall not constitute notice)

         Morrison & Foerster LLP
         555 West Fifth Street, Suite 3500
         Los Angeles, California 90013-1024
         Attention:  Henry M. Fields, Esq.
         Telecopy:  213-892-5454
         Telephone:  213-892-5200

         To Natalie Grof:

         Natalie Grof
         551 26th Street
         Santa Monica, California 90402
         Telephone:  (310) 621-8921

         With a copy to:
         (which copy shall not constitute notice)

         Morrison & Foerster LLP
         555 West Fifth Street, Suite 3500
         Los Angeles, California 90013-1024
         Attention:  Henry M. Fields, Esq.
         Telecopy:  213-892-5454
         Telephone:  213-892-5200

         To Blaine Halvorson:

         Blaine Halvorson
         1430 Abbot Kinney Boulevard
         Venice, California 90291
         Attention:  Blaine Halvorson
         Telephone:  (310) 621-8920

         With a copy to:
         (which copy shall not constitute notice)

         Morrison & Foerster LLP
         555 West Fifth Street, Suite 3500
         Los Angeles, California 90013-1024
         Attention:  Henry M. Fields, Esq.
         Telecopy:  213-892-5454
         Telephone:  213-892-5200

         5.9 Captions. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         5.10 Entire Agreement. This Agreement (including the Schedules and Exhibits) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral (including, without limitation, that certain confidentiality agreement dated as of March 10, 2005 and that certain letter of intent dated as of June 27, 2005), among the parties with respect to the subject matter hereof.

         5.11 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

         5.12 Severability. If any term or provision of this Agreement is held by a court or other authority of competent jurisdiction to be invalid, void, or unenforceable, the remaining terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

         5.13 Arbitration. Except for (i) matters relating to specific performance, injunctive relief, or other equitable remedies, and (ii) indemnifiable third party claims pursuant to Article 4, the parties hereto agree to submit to arbitration any and all matters in dispute or in controversy among them concerning the terms and provisions of this Agreement. All such disputes and controversies shall be determined and adjudged by a single arbitrator, and the hearing shall be held in New York, New York. The selection of the arbitrator and the procedure shall be in accordance with the commercial arbitration rules then in effect of the American Arbitration Association. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear the costs of its own experts, evidence, and counsel's fees, and provided further that in the discretion of the arbitrator, any award may include the costs of a party's counsel if the arbitrator expressly determines that the party against whom such award is entered has caused the dispute, controversy, or claim to be submitted to arbitration in bad faith.

         5.14 Schedules and Exhibits. The Schedules and Exhibits are a part of this Agreement as if fully set forth herein. All references to Sections, subsections, Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

         5.15 Definitions. Used in this Agreement, the following terms have the meanings specified or referred to in this Section 5.15:

         (a) "Accelerated Earnout Amount" means:

                  (i) with respect to a termination of the Terminated Executive as set forth subparagraph 1.5(f)(i), the sum of (x) one-half of the amounts payable (but not yet paid) in respect of each Period completed prior to such termination, as determined in accordance with Section 1.5, plus (y) one-half of the Earnout Amounts with respect to each Period not completed prior to such termination, calculated pursuant to Section 1.5(a) as if the actual EBIT for the Business with respect to Periods 1, 2, 3 and 4 were equal to the Base EBIT, Base EBIT, High EBIT and High EBIT, respectively, for each such Period and without any reduction pursuant to Section 1.5(b).

                  (ii) with respect to a Change of Control, Bankruptcy or other triggering event as set forth in subparagraph 1.5(f)(ii) or
                  (iii), an amount equal to the sum of (x) the amounts payable (but not yet paid) in respect of each Period completed prior to such triggering event as determined in accordance with
                  Section 1.5, plus (y) the Earnout Amounts with respect to each Period not completed prior to such event, calculated pursuant to Section 1.5(a) as if the actual EBIT with respect to each such Period were equal to the Base EBIT for each such Period and without any reduction pursuant to Section 1.5(b).

         (b) "Accounts Receivable" means, as of a given date, all accounts receivable that are required to be reflected on a balance sheet of the Company as of such date and shall not include any accounts receivable sold to a factor and which, in accordance with GAAP, are not required to be reflected as assets of the Company on its financial statements.

         (c) "Acquisition" shall have the meaning set forth in the recitals to this Agreement

         (d) "Acquisition Information" shall have the meaning set forth in
Section 3.2(a).

         (e) "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, the term "controls," "is controlled by," or "is under common control with" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

         (f) "Agreement" shall have the meaning set forth in the first paragraph of this Agreement.

         (g) "Annual Financials" shall have the meaning set forth in Section 2.1.3(a).

         (h) "Amount Limitation" shall have the meaning set forth in Section
4.1.

         (i) "Applicable Law" means all applicable provisions of (i) constitutions, treaties, statutes, laws (including common law), rules, regulations, ordinances, codes, and orders of any Governmental Authority, (ii) consents of, with, or to any Governmental Authority, and (iii) orders, decisions, injunctions, writs, judgments, awards, decrees of, and agreements with any Governmental Authority.

         (j) "Assets" shall have the meaning set forth in Section 1.1.

         (k) "Assumed Liabilities" shall have the meaning set forth in Section 1.7(a).

         (l) "Bankruptcy" means the (i) filing of a petition by or against Purchaser or Delta under any provision of the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time, or under any similar law relating to bankruptcy, insolvency or other relief for debtors; (ii) appointment of a receiver, assignee, trustee, custodian, liquidator (or similar official) of or for all or any part of the assets or property of Purchaser or Delta; or (iii) insolvency of Purchaser or Delta; (iv) making of a general assignment for the benefit of creditors by Purchaser or Delta; or (v) admission in writing by either Purchaser or Delta of its inability to pay its debts as they become due.

         (m) "Base EBIT" shall have the meaning set forth in Section 1.5(a).

         (n) "Board-Approved Director" means any director who is elected or appointed to the board of directors of Purchaser and whose election or appointment is approved by a majority of the directors then in office.

         (o) "Business" shall have the meaning set forth in the recitals to this Agreement.

         (p) "Business Information" shall have the meaning set forth in Section 3.2(d).

         (q) "Cash Purchase Price" shall have the meaning set forth in Section 1.4(a).

         (r) "Cause" shall have the meaning ascribed to such term in the employment agreements dated as of the date hereof between Purchaser and each of the Owners.

         (s) "CERCLA" shall have the meaning set forth in Section 2.1.18(g).

         (t) "CERCLIS" shall have the meaning set forth in Section 2.1.18(g).

         (u) "Change of Control" means, with respect to Purchaser, (i) any transaction or series of related transactions pursuant to which any Person or group of Persons (other than Delta or an Affiliate of Delta) becomes, after the Closing Date, the beneficial owner of more than 50% of Purchaser's then outstanding voting securities; (ii) individuals who on the Closing Date constitute Purchaser's board of directors and any Board-Approved Directors cease to constitute a majority of Purchaser's board of directors; (iii) the sale or disposition of all or substantially all of Purchaser's assets (other than to Delta or an Affiliate of Delta); (iv) the acquisition of Purchaser by another Person (other than Delta or an Affiliate of Delta) by means of any reorganization, merger or consolidation (but excluding any reorganization, merger or consolidation effected exclusively for the purpose of changing the domicile of Purchaser), or any transaction or series of related transactions in which Purchaser's shareholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions (by virtue of securities issued in such transaction or series of related transactions) fail to hold at least 50% of the voting power of the resulting or surviving corporation following such transaction or series of related transactions.

         (v) "Closing" shall have the meaning set forth in Section 1.3.

         (w) "Closing Date" shall have the meaning set forth in Section 1.3.

         (x) "Closing Date Balance Sheet" shall have the meaning set forth in
Section 1.6(a).

         (y) "Closing Date Working Capital" means the following with respect to assets and liabilities of the Business as of the Closing Date: the sum of Accounts Receivable (net of reserves), due from factor (net of reserves), inventory (net of reserves), prepaid expenses (such prepaid expenses shall not exceed $100,000), plant, property, and equipment and deposits; minus, trade payables and accrued liabilities (excluding accrued income taxes). For purposes of the definition of Closing Date Working Capital, (y) the assets enumerated in such definition shall include only those items and amounts included in the Assets pursuant to Section 1.1 (including all related reserves) and shall be calculated consistently with the methodologies and assumptions set forth on
Schedule 1.6(a), and (z) the liabilities enumerated in such definition shall include only those items and amounts included in Assumed Liabilities pursuant to
Section 1.7 and shall be calculated consistently with the methodologies and assumptions set forth on Schedule 1.6(a).

         (z) "Code" means the Internal Revenue Code of 1986, as amended.

         (aa) "Company" shall have the meaning set forth in the first paragraph of this Agreement.

         (bb) "Company Personnel" means the current and former officers, directors, employees, and agents of the Company.

         (cc) "Competitive Business" shall have the meaning set forth in Section 3.3(a).

         (dd) "Contaminant" means any pollutant, hazardous substance, radioactive substance, toxic substance, hazardous waste, medical waste, radioactive waste, special waste, petroleum or petroleum waste, asbestos, PCBs, or any hazardous or toxic constituent thereof and includes, but is not limited to, any hazardous substance defined in or regulated under Environmental, Health or Safety Requirements of Law.

         (ee) "Deficit Amount" shall have the meaning set forth in Section 1.6(c)(ii).

         (ff) "Delta" shall have the meaning set forth in the first paragraph of this Agreement.

         (gg) "Delta SEC Documents" shall have the meaning set forth in Section 2.2.4(a).

         (hh) "Delta Services" shall have the meaning set forth in Section 1.12(c)(iii).

         (ii) "Earnout Adjustment Report" shall have the meaning set forth in
Section 1.5(e)(ii).

         (jj) "Earnout Amounts" shall have the meaning set forth in Section 1.5(b).

         (kk) "Earnout Calculation" shall have the meaning set forth in Section 1.5(c).

         (ll) "Earnout Dispute" shall have the meaning set forth in Section 1.5(e)(i).

         (mm) "Earnout Dispute Notice" shall have the meaning set forth in
Section 1.5(e)(i).

         (nn) "Earnout Dispute Period" shall have the meaning set forth in
Section 1.5(e)(i).

         (oo) "Earnout Due Date" shall have the meaning set forth in Section 1.5(c).

         (pp) "EBIT" means the earnings of the Business (calculated on a stand-alone basis) before interest expense and income Taxes, determined in accordance with GAAP and with the following adjustments and exclusions: (x) there shall be included in expenses a corporate overhead charge equal to one percent of Net Sales plus external audit fees not to exceed $75,000 each Period, in consideration of which Delta shall provide (or arrange to provide) the Delta Services; (y) no transactional expenses of the Acquisition (including legal and accounting fees, whether expensed or capitalized and thereafter amortized) shall be included in the calculation of EBIT and no amortization of any goodwill arising from the Acquisition shall be included in the calculation of EBIT; and
(z) no losses shall be included to the extent covered by insurance or to the extent indemnified by the Sellers.

         (qq) "EHS Permits" shall have the meaning set forth in Section
2.1.18(b).

         (rr) "Enforceability Exceptions" shall have meaning set forth in
Section 2.1.1(b).

         (ss) "Environmental Damages" means all claims, judgments, damages (including punitive damages), losses, penalties, fines, interest, fees, liabilities (including strict liability), encumbrances, liens, costs, response costs, and other expenses of investigation and Remedial Action and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement or judgment, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including, without limitation, reasonable attorneys' fees and disbursements and consultants' fees, any of which are incurred at any time as a result of the existence of Contaminants or noncompliance with Environmental, Health or Safety Requirements of Law with respect to the period prior to the Closing, including without limitation:

         (i) Damages for personal injury (including sickness, disease, or death), or injury to property or natural resources, foreseeable or unforeseeable, including, without limitation, the cost of demolition and rebuilding of any improvements on real property;

         (ii) Reasonable fees incurred for the services of attorneys, consultants, contractors, doctors, experts, laboratories, and all other reasonable costs incurred in connection with any damages described in subparagraph (i) of this definition, and the investigation or remediation of Contaminants or the suspected presence of Contaminants required by any foreign, federal, state, or local governmental agency or political subdivision, or the violation or threatened violation of Environmental, Health or Safety Requirements of Law including, but not limited to, the preparation of any feasibility studies or reports or the performance of any investigations, cleanup, treatment, remediation, removal, response, abatement, containment, closure, storage, disposal, transport, restoration, or monitoring work required by any foreign, federal, state, or local governmental agency or political subdivision, or otherwise expended in connection with such conditions; and

         (iii) Liability to any third Person or Governmental Authority to indemnify such Person or Governmental Authority for costs expended in connection with the items referenced in subparagraphs (i) and (ii) of this definition.

         (tt) "Environmental, Health or Safety Requirements of Law" means all foreign, federal, state, and local laws, statutes, codes, ordinances, rules, regulations, EHS Permits, and orders relating to or addressing the environment, health, or safety, including, but not limited to, any law, statute, code, ordinance, rule, regulation, EHS Permit, or order relating to (x) the use, handling, or disposal of any Contaminant, or (y) workplace or worker safety and health, as such requirements are promulgated by the specifically authorized Governmental Authority responsible for administering such requirements.

         (uu) "Environmental Lien" means a lien in favor of any Governmental Authority for any (a) liability under any Environmental, Health or Safety Requirement of Law, or (b) damages arising from, or costs incurred by, such Governmental Authority in response to a Release or threatened Release of a Contaminant into the environment.

         (vv) "ERISA" shall have the meaning set forth in Section 2.1.16(a).

         (ww) "Excess Amount" shall have the meaning set forth in Section 1.6(c)(i).

         (xx) "Excluded Assets" shall have the meaning set forth in Section 1.2.

         (yy) "Excluded Liabilities" shall have the meaning set forth in Section 1.7(b).

         (zz) "Expense" shall have the meaning set forth in Section 4.1.

         (aaa) "GAAP" means generally accepted accounting principles.

         (bbb) "Good Reason" shall have the meaning ascribed to such term in the employment agreements dated as of the date hereof between Purchaser and each of the Owners.

         (ccc) "Governmental Authority" means any agency, department, court, or other administrative, legislative, or regulatory authority of any foreign, federal, state, or local governmental body.

         (ddd) "Guaranty" shall have the meaning set forth in Section 1.4(b).

         (eee) "High EBIT" shall have the meaning set forth in Section 1.5(a).

         (fff) "Hired Employees" shall have the meaning set forth in Section 3.6(a).

         (ggg) "Intellectual Property" means (i) all logos, trade styles, trade names, trademarks, service marks (and applications therefor) owned by or assigned to the Company or in which the Company has an interest by license, agreement, shop right, common law, or otherwise relating to the Business, (ii) all patents, patent applications, and inventions and discoveries that may be patentable owned by or assigned to the Company or in which the Company has an interest by license, agreement, shop right, common law, or otherwise relating to the Business; (iii) all copyrights (and applications therefor), whether registered or not, owned by or assigned to the Company or in which the Company has an interest by license, agreement, shop right, common law, or otherwise relating to the Business, (iv) all websites, web pages and applications, and domain names owned by or assigned to the Company or in which the Company has an interest by license, agreement, shop right, common law, or otherwise relating to the Business, and (v) all processes, inventions, trade secrets, know-how, ideas and concepts relating to the Business.

         (hhh) "Interim Financials" shall have the meaning set forth in Section 2.1.3(a).

         (iii) "Knowledge" means both (i) the actual Knowledge of any Owner and
(ii) the Knowledge a prudent person could be expected to discover or otherwise acquire in the course of conducting a reasonably comprehensive investigation concerning the existence of facts or other matters.

         (jjj) "Leases" shall have the meaning set forth in Section 2.1.8.

         (kkk) "Leased Properties" shall have the meaning set forth in Section 2.1.8.

         (lll) "Liens" means, with respect to any assets or properties (whether real, personal, or mixed, or tangible or intangible), any mortgage, pledge, option, escrow, hypothecation, lien, pledge, security interest, financing statement, lease, charge, preemptive subscription, encumbrance, easement, option, conditional sale, or other title retention or security agreement or any other similar restriction, claim, or right of others, on, in, or with respect to such assets or properties, whether arising by contract, operation of law, or otherwise.

         (mmm) "Loss" shall have the meaning set forth in Section 4.1.

         (nnn) "Low EBIT" shall have the meaning set forth in Section 1.5(a).

         (ooo) "Material Adverse Effect" means a material adverse effect on the properties, assets (tangible and intangible), liabilities, condition (financial or otherwise), or results of operations of the Business, including, but not limited to, any material casualty, loss, theft, or damage to the Assets to the extent uninsured.

         (ppp) "Material Agreements" shall have the meaning set forth in Section 2.1.11.

         (qqq) "Net Sales" means gross sales of the Business minus returns, discounts, and allowances.

         (rrr) "Note" shall have the meaning set forth in Section 1.4(b).

         (sss) "Notice of Set Off Dispute" shall have the meaning set forth in
Section 1.5(d)(ii).

         (ttt) "NPL" shall have the meaning set forth in Section 2.1.18(g).

         (uuu) "Owner Amount Limitation" shall have the meaning set forth in
Section 4.1.

         (vvv) "Owners" shall have the meaning set forth in the first paragraph of this Agreement.

         (www) "PCBs" shall have the meaning set forth in Section 2.1.18(m).

         (xxx) "Percentage Excess" shall have the meaning set forth in Section 1.5(b)(ii).

         (yyy) "Period" means each of Period 1, Period 2, Period 3, and Period
4.

         (zzz) "Period 1" means August 22, 2005 to July 1, 2006.

         (aaaa) "Period 2" means July 2, 2006 to June 30, 2007.

         (bbbb) "Period 3" means July 1, 2007 to June 28, 2008.

         (cccc) "Period 4" means June 29, 2008 to June 27, 2009.

         (dddd) "Permitted Liens" means Liens, as to any asset, means each of the following: (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or which are being contested in good faith; (ii) purchase money or vendor's Liens or security interests (including, without limitation, finance leases); (iii) Liens consented to by Purchaser or Delta;
(iv) materialmen's, mechanics', carriers', workmen's and repairmen's Liens that do not individually or in the aggregate adversely affect in any material respect the use and enjoyment of a particular asset; and (v) Liens arising under the Factoring Agreement, dated as of March 16, 2001, between the Company and Continental Business Credit, Inc., as amended, which Liens exist as of the date hereof and are not released by Continental Business Credit, Inc. as of the date hereof.

         (eeee) "Person" means any individual, partnership, limited liability company, corporation, trust, unincorporated organization, or any other form of legal entity.

         (ffff) "Plans" shall have the meaning set forth in Section 2.1.16(a).

         (gggg) "Preliminary Earnout Amount" shall have the meaning set forth in
Section 1.5(a).

         (hhhh) "Prototype Working Capital Methodologies" shall have the meaning set forth in Section 1.6(a).

         (iiii) "Purchase Price" shall have the meaning set forth in Section
1.4.

         (jjjj) "Purchaser" shall have the meaning set forth in the first paragraph of this Agreement.

         (kkkk) "RCRA" shall have the meaning set forth in Section 2.1.18(h).

         (llll) "Release" means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migrating into the indoor or outdoor environment of any Contaminant through or in the air, soil, surface water, groundwater, or any of the Leased Properties in a manner prohibited by any foreign, federal, state, or local governmental agency or political subdivision.

         (mmmm) "Remedial Action" means actions required by any foreign, federal, state, or local governmental agency or political subdivision, to (i) clean up, remove, treat, or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants; or (iii) investigate and determine if a remedial response is needed, design such a response, and perform post-remedial investigation, monitoring, operation, maintenance, and care.

         (nnnn) "Restricted Period" shall have the meaning set forth in Section 3.3(a).

         (oooo) "Review Period" shall have the meaning set forth in Section 1.6(b)(i).

         (pppp) "SEC" mean the Securities and Exchange Commission.

         (qqqq) "Sellers" shall have the meaning set forth in the first paragraph of this Agreement.

         (rrrr) "Set Off Notice" shall have the meaning set forth in Section 1.5(d)(i).

         (ssss) "Set Off Review Period" shall have the meaning set forth in
Section 1.5(d)(ii).

         (tttt) "Significant Customer" means any of the ten largest customers of the Company measured in terms of dollar sales volume for the one year period ended June 30, 2005.

         (uuuu) "Significant Supplier" means any of the ten largest suppliers of the Company (measured by dollar value of goods purchased) for the one year period ended June 30, 2005.

         (vvvv) "Survival Period" shall have the meaning set forth in Section
4.3.

         (wwww) "Taxes" means all foreign, federal, state, and local income taxes and other taxes, including, without limitation, all franchise, property, sales, use, excise, intangible, and employment taxes.

         (xxxx) "Terminated Executive" shall have the meaning set forth in
Section 1.5(f)(i).

         (yyyy) "Territory" shall have the meaning set forth in Section 3.3(a).

         (zzzz) "Threshold Limitation" shall have the meaning set forth in
Section 4.1.

         (aaaaa) "Trademarks" shall have the meaning set forth in Section 2.1.9(b).

         (bbbbb) "Working Capital Adjustment" means the Excess Amount or the Deficit Amount, as the case may be, as determined in accordance with Section 1.6.

         (ccccc) "Working Capital Adjustment Report" shall have the meaning set forth in Section 1.6(b)(ii).

         (ddddd) "Working Capital Amount" means, with respect to a Period, the sum of inventory, Accounts Receivable and amounts due from factor for such Period (calculated as the average of the Working Capital Amount of the Business as of the end of each of Purchaser's fiscal quarters during such Period). By way of clarification, "Working Capital Amount" is not intended to include any other current assets normally associated with the accounting term "working capital."

         (eeeee) "Working Capital Dispute" shall have the meaning set forth in
Section 1.6(b)(i).

         (fffff) "Working Capital Dispute Notice" shall have the meaning set forth in Section 1.6(b)(i).

         (ggggg) "Working Capital Limit" means, with respect to each Period, an amount equal to 35% of the Net Sales of the Business for such Period.

         5.16 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation, and effect, by the laws of the State of New York, without giving effect to the conflict of laws rules thereof. Subject to the provisions of Section 5.13, Purchaser, Delta, and Sellers hereby consent to the jurisdiction of any state or federal court located within the State of New York, County of New York and each irrevocably agrees that all actions or proceedings relating to this Agreement may be litigated in such courts and hereby waive any objection that each may have based on improper venue or forum non conveniens to the conduct of any proceeding in any such court.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                            JUNKFOOD CLOTHING COMPANY


                            By: /s/ Martha Watson
                               -----------------------------------------
                            Name:
                            Title: VP and Secretary


                            DELTA APPAREL, INC.


                            By: /s/ Robert W. Humphreys
                               -----------------------------------------
                            Name:
                            Title: CEO and President


                            LIQUID BLAINO DESIGNS, INC.


                            By: /s/ Natalie Grof
                               -----------------------------------------
                            Name:
                            Title: CEO

                            /s/ Natalie Grof
                            --------------------------------------------
                            Natalie Grof

                            /s/ Blaine Halvorson
                            --------------------------------------------
                            Blaine Halvorson